UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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☐   Soliciting Material Pursuant to § 240.14a-12

AMYRIS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY

April ___, 2012

Dear Amyris stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders to be held on Thursday, May 24, 2012 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California.  You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.  The Notice of Annual Meeting of Stockholders and the Proxy Statement provide details regarding the business to be conducted at the meeting.

We are using the Internet as our primary means of furnishing proxy materials to our stockholders.  As a result, most stockholders will not receive paper copies of our proxy materials.  We will instead send most stockholders a notice with instructions for accessing the proxy materials and voting over the Internet.  The notice also provides information on how stockholders can obtain paper copies of our proxy materials if they wish to do so.

Whether or not you plan to attend the annual meeting, please vote as soon as possible.  You may vote over the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.  Voting by any of these methods will ensure that you are represented at the annual meeting.

We look forward to seeing you at the annual meeting.

John Melo

President and CEO
Emeryville, California

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, dating and returning the proxy card as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and re-approval of our 2010 Equity Incentive Plan. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY

AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2012

The 2012 Annual Meeting of Stockholders of Amyris, Inc. will be held on Thursday, May 24, 2012 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California for the following purposes:

1.	To elect the three Class II directors nominated by our Board of Directors (the “Board”) and named herein to serve on the Board for a three-year term.

2.
To approve a one-time stock option re-pricing program under which employees with eligible stock options (excluding our executive officers and members of the Board) would receive a one-time reduction in the exercise price for such options to $16.00 per share.

3.
To re-approve our 2010 Equity Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code.  Note that approval of this proposal is for federal income tax purposes only and will not result in any increase to the number of shares of our common stock available for issuance under our 2010 Equity Incentive Plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.  The record date for the annual meeting is March 28, 2012.  Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof.  A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters in Emeryville, California for the ten days prior to the meeting.

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting.  You may submit your proxy and voting instructions over the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, dating and returning the proxy card as promptly as possible.  Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and re-approval of our 2010 Equity Incentive Plan.  If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BY ORDER OF THE BOARD OF DIRECTORS
Tamara Tompkins
EVP, General Counsel and Secretary
Emeryville, California
April ___, 2012

PRELIMINARY COPY

PRELIMINARY COPY

AMYRIS, INC.

PROXY STATEMENT
2012 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (“Amyris” or the “company”), for our 2012 Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on Thursday, May 24, 2012, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April ____, 2012 to stockholders entitled to vote at the annual meeting.

Information Regarding Solicitation and Voting

Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders who owned our common stock at the close of business on March 28, 2012. The Notice includes instructions on how you can access the proxy materials on a website or, if you wish, request a printed set of the proxy materials. Most stockholders will not receive a printed copy of the proxy materials unless they request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (“Intermediaries”) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Questions and Answers

Who can vote at the meeting?

The Board set March 28, 2012, as the record date for the meeting. If you owned shares of our common stock as of the close of business on March 28, 2012, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of March 28, 2012, there were 56,303,666 shares of our common stock outstanding and entitled to vote.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

Some stockholders may have instructed our transfer agent or Intermediaries to deliver stockholder communications, such as proxy materials, in paper form. If you would prefer to receive your proxy materials over the Internet, please follow the instructions provided on your proxy card or voting instruction form to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is the quorum requirement for the meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

As of the record date of March 28, 2012, there were 56,303,666 shares of our common stock outstanding and entitled to vote, which means that holders of 28,151,834 shares of our common stock must be present in person or by proxy for there to be a quorum.

What proposals will be voted on at the meeting?

There are three proposals scheduled to be voted on at the meeting:

●	Election of the three Class II directors nominated by the Board and named herein to serve on the Board for a three-year term.

●
Approval of a one-time stock option re-pricing program under which employees with eligible stock options (excluding our executive officers and members of the Board) would receive a one-time reduction in the exercise price for such options to $16.00 per share.

●
Re-approval of our 2010 Equity Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. Note that approval of this proposal will not result in any increase to the number of shares of our common stock available for issuance under our 2010 Equity Incentive Plan.

●	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

●	FOR each of the director nominees named in this Proxy Statement;

●	FOR the stock option re-pricing program;

●	FOR the re-approval of our 2010 Equity Incentive Plan; and

●	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

How do I vote my shares in person at the meeting?

If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a brokerage account or by another Intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Thursday, May 24, 2012 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

●
Voting by Internet or telephone. You may submit your proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you received a printed version of the proxy materials by mail, by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

●
Voting by mail. If you received printed proxy materials (or request and receive printed materials), you may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voter instruction form, or by submitting a ballot in person at the meeting.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Which proposals are considered “routine” and which are considered “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (Proposal 4) is considered routine under applicable rules. The election of directors (Proposal 1), approval of the stock option re-pricing program (Proposal 2) and the re-approval our 2010 Equity Incentive Plan (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposals 1, 2 and 3.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for these proposals and will not count for or against the proposals.

What is the vote required to approve each of the Board’s proposals?

●	Proposal 1 – Election of the Board’s three nominees for director. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

●
Proposal 2 – Approval of a one-time stock option re-pricing program under which employees with eligible stock options (excluding our executive officers and members of the Board) would receive a one-time reduction in the exercise price for such options to $16.00 per share. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward to the vote total for the proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

●
Proposal 3 - Re-approval of our 2010 Equity Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward to the vote total for the proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

●
Proposal 4 - Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward to the vote total for the proposal and will have the same effect as an “Against” vote.

How can I revoke my proxy and change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 12:00 noon Central Time on May 23, 2012 - your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

How can I find out the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the SEC within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; technical infeasibility of engineering new target molecules; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and fuels, and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 -
Election of Directors

General

Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 11, and the Board is divided into three classes with staggered three-year terms:

●	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2014;

●	Class II directors, whose initial term expires at this annual meeting and who are nominated for re-election;

●	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013.

In accordance with the certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as nearly equally as reasonably possible. There are four Class I seats, three Class II seats, and four Class III seats constituting the 11 seats on the Board. Stockholders are being asked to vote for the three Class II nominees listed below to serve until our 2015 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or such director’s earlier death, resignation or removal. All the nominees are current directors of Amyris and were appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and all served on the board of directors of our California corporation predecessor.

Vote Required and Board Recommendation

Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the three Class II nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors

The following tables and biographies set forth information as of March 15, 2012 for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:

Nominees for Election as Class II Directors for a Term Expiring in 2015

Name	Age	Amyris Offices and Positions
Ralph Alexander	56	Director, Chair of Leadership Development and Compensation Committee and member of Audit Committee
John Melo	46	Director, President and Chief Executive Officer
Patrick Pichette	49	Director, Chair of Audit Committee and member of Leadership Development and Compensation Committee

Ralph Alexander has been a member of the Board since May 2007. Mr. Alexander has been a Managing Director at Riverstone Holdings, LLC, an energy and power-focused private equity firm, since September 2007. Previously, he served in various senior management positions with affiliates and subsidiaries of BP Plc (formerly British Petroleum), most recently as Chief Executive Officer of Innovene, BP’s olefins and derivatives subsidiary, from 2004 to December 2005, as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment from 2001 to 2004, and as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. Mr. Alexander has served on the board of directors of Stein Mart, Inc. since August 2007. Mr. Alexander previously served on the boards of directors Anglo-American Plc from April 2005 to October 2007 and of Foster Wheeler from May 2006 to February 2007. He is currently chairman of the board of Polytechnic University. Mr. Alexander holds a Bachelor of Science degree and a Master of Science degree in Nuclear Engineering from Brooklyn Polytech (now Polytechnic Institute of New York University), and a Master of Science degree in Management Science from Stanford University. Mr. Alexander’s extensive experience with the energy industry generally and renewable fuels in particular enables him to provide important insight and guidance to our management team and Board.

John Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior management positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of each of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of the Bay Area Biosciences Association (BayBio). Mr. Melo is an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in designing the fuels value chain, shaping strategic direction and business transactions, and in building teams to drive innovation.

Patrick Pichette has been a member of the Board since March 2010. Mr. Pichette has been a Senior Vice President and the Chief Financial Officer of Google Inc., an internet search company, since August 2008. Previously, he served in various senior financial management positions at Bell Canada, a telecommunications firm, from 2001 to July 2008, most recently as President, Operations from 2004 to July 2008 and, from 2002 to 2003, as Chief Financial Officer. Mr. Pichette was a partner at McKinsey & Company, a consulting firm, from 1996 to 2000, and served as Vice President and Chief Financial Officer of Call-Net Enterprises, a Canadian telecommunications company, from 1994 to 1996. Mr. Pichette served on the board of directors of Alaska Communication Systems, Inc. from 2004 to August 2008 and Aliant Communications Systems Group, Inc. from 2006 to August 2008. He currently serves on the board of the non-profit organization, the Trudeau Foundation. Mr. Pichette holds a Bachelor of Arts degree in Business Administration from Université du Québec à Montréal and a Master of Arts degree in Philosophy, Politics and Economics from Oxford University, where he attended as a Rhodes Scholar. Mr. Pichette’s expertise in accounting, finance, international financial operations and management enables him to provide important insight and guidance to our management team and Board and to serve as a member of our Audit Committee.

Incumbent Class III Directors with a Term Expiring in 2013

Name	Age	Amyris Offices and Positions
Philippe Boisseau	50	Director
John Doerr	60	Director and member of Nominating and Governance Committee
Arthur Levinson, Ph.D.	61	Director, Lead Independent Director
Neil Renninger, Ph.D.	37	Director, Chief Technical Officer

Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau has served as President, Supply-Marketing and a member of the Executive Committee of Total S.A., a French oil and gas company, since January 2012. Previously, Mr. Boisseau served as President of the Gas & Power division of Total from February 2007 to December 2011. He also previously served as a member of Total’s Management Committee since January 2005. He served as President, Middle East of Total’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the U.S. and France. At the beginning of his career, he served in various positions within French government ministries He graduated from the leading French engineering school Ecole Polytechnique and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.

John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of several private companies. Previously, Mr. Doerr served on the boards of directors of Amazon.com, Inc., drugstore.com, Inc., Move, Inc. (formerly Homestore.com, Inc.), palmOne, Inc. and Sun Microsystems, Inc. Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.

Dr. Arthur Levinson has been a member of the Board since April 2010 and has served as Lead Independent Director since March 2011. Dr. Levinson has been an advisor to the Research and Early Development Center and a member of the Scientific Resource Board of Genentech, Inc., a biotechnology company, since May 2009. Previously, he served as Chief Executive Officer of Genentech, Inc. from 1995 to April 2009. Dr. Levinson has served as Chairman of the board of directors of Genentech, Inc. since 1999, and also as Chairman of the boards of directors of Apple, Inc. since November 2011 (and as a member since 2000), Hoffman La Roche, Inc. since March 2010 and NGM Biopharmaceutical, Inc. since October 2009. Dr. Levinson previously served on the board of directors of Google Inc. from 2004 to October 2009. Dr. Levinson has also been a member of the U.S. Department of Commerce Innovation Advisory Board since May 2011. He holds a Bachelor of Arts degree in Biology from the University of Washington, Seattle and a Doctor of Philosophy degree in Biochemical Sciences from Princeton University. Dr. Levinson’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and the Board.

Dr. Neil Renninger is a co-founder of Amyris and has been a member of the Board since April 2011 and from 2003 to July 2008. Dr. Renninger has served as our Chief Technical Officer since January 2008 and also served as our Vice President of Development from 2003 to March 2007 and as our Senior Vice President of Development from March 2007 to January 2008. Dr. Renninger holds a Bachelor of Science degree in Chemical Engineering from the Massachusetts Institute of Technology, and a Master of Science degree in Environmental Engineering and a Doctor of Philosophy degree in Chemical Engineering from the University of California, Berkeley. Dr. Renninger provides the Board with insight into the fundamental science behind Amyris’ technology and the application of that technology in the chemicals and fuels sectors.

Incumbent Class I Directors with a Term Expiring in 2014

Name	Age	Amyris Offices and Positions
Samir Kaul	38	Director, member of Leadership Development and Compensation Committee and member of Audit Committee
Carole Piwnica	54	Director, Chair of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	55	Director
HH Sheikh Abdullah bin Khalifa Al Thani	52	Director

Samir Kaul has been a member of the Board since May 2006. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on clean technologies, since February 2006. Previously, Mr. Kaul was a member of Flagship Ventures, a venture capital firm, from 2002 to May 2006. Prior to Flagship, Mr. Kaul worked at The Institute for Genomic Research (TIGR). Mr. Kaul currently serves on the board of directors of KiOR, Inc. and on the boards of directors of several private companies. Mr. Kaul holds a Bachelor of Science degree in Biology from the University of Michigan, a Master of Science degree in Biochemistry from the University of Maryland and a Master of Business Administration degree from Harvard University. Mr. Kaul provides our Board with wide-ranging experience in synthetic biology and high throughput system development.

Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to July 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and subsidiary of Tate & Lyle Plc, from 1996 to 2000. From 1992 to 1996, Ms. Piwnica held general management positions and board memberships in various other European food companies, including Cacao Barry and Vital Sogéviandes. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, and a member of the board of directors of Toepfer Gmbh from 1996 until 2010. In 2010, she was appointed as a member of the boards of Louis Delhaize (retail, Belgium), Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar associations of the state of New York, USA and of Paris, France, since 1985 and 1988, respectively. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.

Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011 and has served as a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, since June 2010. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and .ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.

HH Sheikh Abdullah bin Khalifa Al Thani has been a member of the Board since March 2012. His Highness has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. His Highness has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. His Highness graduated from the Royal Military Academy Sandhurst. His Highness brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.

Arrangements Concerning Selection of Directors

There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting.

Messrs. Kaul and Doerr were appointed to the Board by Khosla Ventures and Kleiner Perkins Caufield & Byers, respectively, pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Messrs. Kaul and Doerr continue to serve on the Board and we expect them to continue to serve as directors until their resignation or until their successors are duly elected by the holders of our common stock.

Mr. Boisseau was designated by Total Gas & Power USA SAS (“Total G&P”), an affiliate of Total S.A. (Mr. Boisseau’s employer) under an agreement between Amyris and Total G&P described in more detail below. As of March 15, 2012, Total G&P beneficially owned 11,939,360 shares of the company’s common stock, representing approximately 21.2% of our outstanding common stock (based on information furnished by Total G&P and Total G&P’s Statements of Changes in Beneficial Ownership of Securities filed with the SEC). In June 2010, we issued 7,101,548 shares of Series D preferred stock to Total G&P for an aggregate of $133.0 million at a per share price of $18.75. (The Series D preferred stock converted into 9,651,004 shares of our common stock upon the completion of our initial public offering in September 2010.) In connection with Total G&P’s equity investment, we agreed to appoint a person designated by Total G&P to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total G&P to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total G&P holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris.

HH Sheikh Abdullah bin Khalifa Al Thani was designated to serve on the Board by Biolding Investment SA (“Biolding”), an affiliate of His Highness, under a letter agreement (the “Letter Agreement”) we entered into in February 2012 in connection with a private placement of our common stock. Biolding purchased 2,595,155 shares of our common stock in the private placement, representing approximately 4.6% of our outstanding common stock as of March 15, 2012. In connection with such financing, we agreed to appoint one person designated by Biolding to serve as a member of the Board, and to use reasonable efforts consistent with the Board’s fiduciary duties, to cause the director designated by Biolding to be re-nominated by the Board in the future. These designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock.

Under the Letter Agreement, we also agreed to appoint one person designated by each of Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, and Maxwell (Mauritius) Pte Ltd (“Maxwell”), which were additional purchasers in the February 2012 common stock offering. Naxyris SA purchased 1,730,103 shares of our common stock and Maxwell purchased 2,595,155 shares our common stock in the offering. Naxyris SA designated Ms. Piwnica (who was already on the Board) to serve as the Naxyris SA representative on the Board. The Letter Agreement provided that Maxwell’s representative will be appointed not later than the later of June 15, 2012 or 15 days after Maxwell identifies its designee to us. Maxwell has not yet provided the identity of its designee to us.

Independence of Directors

Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo and Dr. Renninger are not deemed independent because they are Amyris employees. The Board did not find Mr. Boisseau to be independent because he is an officer of Total S.A., an affiliate of Total G&P (with which we have a technology license, development, research and collaboration agreement that involves annual payments expected to exceed 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”).

The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo and Dr. Renninger, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered three relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

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Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2012, KPCB Holdings, Inc., as nominee, beneficially owned 4,191,727 shares of our common stock, representing approximately 7.5% of our outstanding common stock, and Mr. Doerr beneficially owned 4,807,771 shares of our common stock, representing approximately 8.6% of our outstanding common stock. Mr. Doerr also controls Foris Ventures, LLC, which acquired 865,051 shares of our common stock in our February 2012 private placement, representing approximately 1.5% of our outstanding common stock as of March 15, 2012.

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Mr. Kaul is a member of the general partner of Khosla Ventures II, L.P. and Khosla Ventures III, L.P. As of March 15, 2012, entities affiliated with Khosla Ventures II, L.P. and Khosla Ventures III, L.P. beneficially owned 3,527,321 shares of our common stock and Mr. Kaul beneficially owned 3,484,268 shares of our common stock, representing approximately 6.3% and 6.2% of our outstanding common stock, respectively.

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Ms. Piwnica was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, which acquired 1,730,103 shares of our common stock in our February 2012 private placement, representing approximately 3.1% of our outstanding common stock as of March 15, 2012.

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Dr. Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of March 15, 2012, Lit Tele LLC was the record owner of 1,463,793 shares of our common stock, representing approximately 2.6% of our outstanding common stock. Dr. Reinach also controls Saulk Capital Ltd, which acquired 86,505 shares of our common stock in our February 2012 private placement, representing less than 1% of our outstanding common stock as of March 15, 2012.

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HH Sheikh Abdullah bin Khalifa Al Thani indirectly owns (and was designated to serve as our director by) Biolding. As of March 15, 2012, Biolding held 2,595,155 shares of our common stock, which Biolding acquired in our February 2012 private placement, representing approximately 4.6% of our outstanding common stock.

Entities affiliated with KPCB Holdings, Inc., Khosla Ventures II, L.P., Khosla Ventures III, L.P. and Lit Tele LLC purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from May 2006 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Ralph Alexander, John Doerr, Samir Kaul, Arthur Levinson, Patrick Pichette, Carole Piwnica, Fernando de Castro Reinach, and HH Sheikh Abdullah bin Khalifa Al Thani.

Board Leadership Structure

Our Board is composed of our Chief Executive Officer, John Melo, our Chief Technical Officer and Founder, Neil Renninger, and nine non-management directors. Arthur Levinson, one of our independent directors, serves the principal Board leadership role as the Board’s Lead Independent Director. (We do not currently have a separately designated Chair, and the Board does not have any policy that a Chair be separate from the Chief Executive Officer.) Dr. Levinson’s responsibilities as Lead Independent Director include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on Chief Executive Officer performance and providing feedback to the Chief Executive Officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate. The Board believes that having an independent presiding director helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.

Role of the Board in Risk Oversight

We consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has adopted an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:

●	The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.

●	The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.

●	The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.

The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.

Meetings of the Board and Committees

During fiscal 2011, our Board had five meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively had 19 meetings. With the exception of Mr. Boisseau (as described below) and HH Sheikh Abdullah bin Khalifa Al Thani (who joined the Board in March 2012), each incumbent director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal 2011. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. One director attended our 2011 annual meeting of stockholders.

The following table provides membership and meeting information for the Board and its committees in fiscal 2011:

Member of the Board in Fiscal 2011	Board	Audit Committee	Leadership Development and Compensation Committee	Nominating and Governance Committee
Ralph Alexander	X	X	Chair
Philippe Boisseau(1)	X
John Doerr	X			X
Geoffrey Duyk, M.D., Ph.D.(2)	X	X
Samir Kaul(3)	X	X	X
Arthur Levinson, Ph.D.(4)	X
John Melo	X
Patrick Pichette	X	Chair	X
Carole Piwnica	X			Chair
Keith Kinkead Reiling, Ph.D.(2)	X
Neil Renninger, Ph.D.(5)	X
Fernando de Castro Reinach, Ph.D	X
Total meetings in fiscal 2011(6)	6	9	7	3

(1)	Mr. Boisseau attended two of six Board meetings held during the year. One of such meetings related to approval of a transaction with Total G&P, with respect to which Mr. Boisseau recused himself.
(2)	Dr. Reiling resigned from the Board in April 2011 and Dr. Duyk resigned from the Board in May 2011.
(3)	Mr. Kaul was appointed to the Audit Committee in May 2011 concurrent with Dr. Duyk’s resignation.
(4)	Dr. Levinson was appointed as Lead Independent Director of the Board in March 2011; previously there was no Lead Independent Director or Chair of the Board.
(5)	Dr. Renninger was appointed to the Board in April 2011.
(6)
Includes two concurrent meetings of the Board and Audit Committee, two concurrent meetings of the Board and Leadership Development and Compensation Committee, and one concurrent meeting of the Board and Nominating and Governance Committee.

Committees of the Board

Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.

Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under NASDAQ and SEC rules and regulations. Our Audit Committee is currently composed of three directors: Messrs. Alexander, Kaul and Pichette. Mr. Pichette is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Pichette is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Pichette any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The Audit Committee performs the following functions:

●	oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

●	oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;

●	reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;

●	facilitates communication among the independent auditors, our financial and senior management, and the Board; and

●	monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.

In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris of concerns regarding questionable accounting or auditing matters (including administration of our Whistleblower Policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.

Leadership Development and Compensation Committee

Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Messrs. Alexander, Kaul and Pichette. Mr. Alexander is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:

●	reviews and approves the compensation of our executive officers;

●	reviews and recommends to the Board the compensation of our directors;

●	reviews and approves the terms of any compensation agreements with our executive officers;

●	administers our stock and equity incentive plans;

●	reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and

●	establishes and reviews our overall compensation strategy.

The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our annual report and proxy statement and recommends to the Board whether it be included in the proxy statement, and prepares a report of the committee for inclusion in the annual report and proxy statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.

The Board has established a Management Committee for Employee Equity Awards, consisting of our Vice President, Human Resources and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the Board or Leadership Development and Compensation Committee on the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.

Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee directly engaged Compensia, Inc. as its compensation consultant. Compensia provided the following services on behalf of the Leadership Development and Compensation Committee during fiscal 2011 (or in connection with 2011 compensation):

●	reviewed and provided recommendations on composition of the peer group, and provided compensation data relating to executives at the selected peer group companies;

●	conducted a comprehensive review of the total compensation arrangements for all executive officers of Amyris;

●	provided advice on executive officers’ compensation;

●	assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

●	conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee and the Board regarding director pay structure;

●	updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and

●	reviewed and provided input to management and the Leadership Development and Compensation Committee on the Compensation Discussion and Analysis section of this Proxy Statement.

Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and peer group pay practices, which services were provided directly to our compensation committee.

The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, external legal counsel, and our Human Resources, Finance and Legal departments, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2011 compensation.

Nominating and Governance Committee

Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Ms. Piwnica is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the company, and to assist the Board with respect to corporate governance matters, including:

●	identifying, considering and nominating candidates for membership on the Board;

●
developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and

●	advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.

The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.

Director Nomination Process. In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:

●	In the case of incumbent directors, the committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.

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In seeking to identify new director candidates, the committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2012 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2013 annual meeting of stockholders is a deadline of December 13, 2012. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Nominations. Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.

Stockholder Communications with Directors

The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Lead Independent Director of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

Proposal 2 -
Approval of One-Time Stock Option Re-Pricing Program

General

We are seeking stockholder approval of a one-time stock option re-pricing program under which employees with eligible stock options (excluding our executive officers and members of the Board) would receive a one-time reduction in the exercise price for such options. No terms other than the exercise price of such options would be affected. Only stock options with exercise prices per share higher than $24.00 held by U.S. employees of Amyris (all of which are outstanding under our 2010 Equity Incentive Plan and are non-statutory stock options), would be included in the re-pricing program, and the new exercise price for such options would be $16.00, our initial public offering price. No options held by our executive officers or members of the Board would be included in the program.

We are proposing this re-pricing program because the recent and substantial decline in the market price of our common stock has reduced the performance and retention incentives provided by our equity award programs for employees, particularly those hired following our initial public offering in September 2010. We believe that a critical component of addressing these performance and retention incentives is to reduce exercise prices for covered underwater options. We expect to complete the re-pricing as promptly as practicable following approval of the proposed program by our stockholders. Subject to our stockholders approving this proposal, we expect the re-pricing to occur on or about May 25, 2012.

Neither our bylaws nor other governing documents or law require stockholder approval of this program and our 2010 Equity Incentive Plan permits us to complete this program without stockholder approval. However, we are submitting the program to the stockholders for approval as a matter of good corporate governance. If the stockholders fail to approve the program, the Leadership Development and Compensation Committee and the Board do not intend to complete the re-pricing. Even if the program is approved by our stockholders, the Board has discretion to amend, postpone or not proceed with the re-pricing program. The closing price of our common stock on NASDAQ as of March 15, 2012 was $5.25 per share.

Vote Required and Board Recommendation

The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

The Board recommends a vote “FOR” this Proposal 2.

Summary of Material Terms of Stock Option Re-Pricing Program

On March 15, 2012, the Board approved a one-time stock option re-pricing program under which employees with eligible stock options (excluding our executive officers and members of the Board) would receive a one-time reduction in the exercise price for such options, subject to stockholder approval. The following describes the material features of the re-pricing program:

What options are eligible for re-pricing and what will the new exercise price be?

All options to purchase our common stock with an exercise price higher than $24.00 per share outstanding as of the date we complete the re-pricing and held by our non-executive officer employees in the U.S. who are employed by us (or our subsidiaries) on the date we complete the re-pricing would be subject to re-pricing if this proposal is approved. Options held by our executive officers and members of the Board are not eligible for re-pricing under the proposed program. The new exercise price for any options that are re-priced will be $16.00 per share.

We currently have no outstanding incentive stock options (stock options that qualify for favorable tax treatment for their recipients under Section 422 of the Internal Revenue Code) with an exercise price per share above $24.00 so the re-pricing program will only be applicable to non-statutory stock options.

Furthermore, all eligible stock options are outstanding under our 2010 Equity Incentive Plan.

Are options held by executive officers, directors or contractors eligible for re-pricing?

No. Options held by our executive officers and members of the Board, as well as any options held by non-employee contractors, are excluded from the proposed program.

Are any other terms of the re-priced options changing?

No. The only change to options that are re-priced under this program will be to reduce their exercise prices to $16.00 per share.

When would the re-pricing occur?

We expect to complete the re-pricing as promptly as practicable following approval of the proposed program by our stockholders. Subject to our stockholders approving this proposal, we expect the re-pricing to occur on or about May 25, 2012. We do not intend to implement an exchange offer. Rather, upon approval by stockholders, on or about May 25, 2012 all eligible options will automatically be re-priced to have an exercise price of $16.00 per share. Options will be re-priced by notice to affected employees and the new exercise prices for such options will take effect immediately. The re-pricing will occur automatically without any election from the affected employees.

What happens if our stockholders don’t approve the re-pricing program?

If the stockholders fail to approve the program, the Leadership Development and Compensation Committee and the Board do not intend to complete the re-pricing as proposed. Even if the program is approved by our stockholders, the Board has discretion to amend, postpone or not proceed with the re-pricing program, including, without limitation, if the market price of our common stock on or about May 25, 2012 equals or exceeds $16.00. Regardless of whether we complete the re-pricing, we may grant additional new options (beyond regular annual grants) to employees, including any employees whose options are re-priced.

What happens for employees outside the United States who hold underwater options?

Our employees outside the United States will not be eligible for the Option Exchange Program and will keep their current options. Instead of the re-pricing program, we may grant such employees who hold underwater stock options additional equity awards to provide them with additional equity incentives.

How many options would be re-priced?

As of March 15, 2012, outstanding options to purchase 1,855,911 shares of our common stock held by 293 eligible employees in the U.S. (out of total outstanding stock options covering 2,583,911 shares held by 312 service providers, including our officers and directors, worldwide) had exercise prices above $24.00 per share and would be eligible for re-pricing in the proposed program (i.e., were held by U.S. employees other than executive officers and members of the Board).

The following table provides information regarding the number of shares subject to outstanding options (under both our 2010 Equity Incentive Plan and our 2005 Stock Option / Stock Issuance Plan) based on exercise price ranges, including weighted average exercise price and weighted average remaining life (in years):

Exercise Price Range	Maximum Number of Shares Underlying All Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
$0.01-$8.00	2,996,668	$2.85	6.0
$8.01-$16.00	1,325,318	$10.34	8.1
$16.01 - $24.00	1,203,636	$18.40	8.5
$24.01 - $32.00	2,583,911	$26.64	8.9
Total	8,109,533	$13.96	7.6

Reasons for Program

We are proposing this re-pricing program because the recent and substantial decline in the market price of our common stock has reduced the retention incentives provided by our equity award programs for employees, particularly those hired following our initial public offering in September 2010. For example, on March 15, 2012, the closing price of our common stock on NASDAQ was $5.25 per share and the weighted average exercise price of options that would be eligible for re-pricing under the proposed re-pricing program was $26.64 per share. Consequently, as of March 15, 2012, options to purchase approximately 5.1 million shares of our common stock (out of options to purchase approximately 8.1 million shares) had exercise prices below the closing price of our common stock on NASDAQ on that date (were “underwater” stock options). Furthermore, as of March 15, 2012, approximately 48% of our employees had no in-the-money value associated with all of their existing equity awards. Combined with financial circumstances that resulted in payment of bonuses at less than target levels for all employees, no salary increases and reductions in headcount, we believe it is critical for us to act aggressively to retain and motivate employees holding eligible options that comprise the key talent needed to drive our business forward and help us realize value for our stockholders. We believe that a critical component of addressing these retention incentives is to maintain the size of equity award positions but to reduce exercise prices for eligible underwater stock options.

Objectives of Program

We balanced the following objectives to decide on our proposed re-pricing program:

●	We designed the program to provide strong and clear retention and performance equity incentives for employees who had the least economic value in their current equity positions.

●	We designed the program to be fair to our stockholders and avoid causing us to incur unreasonable levels of stock-based compensation expense.

●	We designed the program to preserve cash in 2012 (as discussed in more detail under “Executive Compensation” below in this Proxy Statement) and to be simple and inexpensive to administer.

Consideration of Alternatives

When considering how best to continue to provide equity incentives to our employees who have underwater stock options, we considered two primary alternatives to a re-pricing program:

Grant Additional Equity Compensation.

We considered granting employees special supplemental stock option grants at current market prices and/or restricted stock units in order to restore the value of previously granted stock options that are now underwater. However, such supplemental equity grants would substantially increase our overhang and potential dilution to our stockholders. (We may still determine to award additional new options to supplement the re-pricing program.)

Implement Option Exchange Program.

We considered implementing an option exchange program in which employees would exchange eligible options for new options with a lower exercise price and with adjusted vesting or numbers of shares (or other terms) to reduce or eliminate incremental compensation expense associated with the re-pricing of options. However, such a program is more complicated to explain to employees and we believe it would not be as effective for employee retention as the proposed re-pricing program.

Reasons for Proposed Program Structure

Our proposed re-pricing program was intended to strike a balance among the key objectives described above. We believe it provides a simple and clear renewal of equity incentives to existing employees with underwater stock options without the complications of changes to vesting or numbers of shares that are typical in “value-for-value” stock-based compensation expense-neutral option exchange programs. It also has the advantage of being simple and relatively inexpensive to administer, without the complications, management diversion and added cash expense of conducting a full option exchange with the associated tender offer and regulatory filings that would be required.

To address the concern that conducting a re-pricing program on these terms would be unfavorable to our non-employee stockholders, we created parameters that limited eligibility of outstanding options and specified that the re-priced options will have a price equal to the initial public offering price. Specifically:

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The program would exclude any stock options held by executive officers and members of the Board. We excluded stock options held by our executive leadership and the Board from the program based on the consideration that these individuals were most able to influence our performance during the period of the stock price declines that led to the prevalence of underwater stock options, and providing them with re-priced options could be perceived as reducing their accountability for the performance of the company. Furthermore, the exclusion of such options reduces the stock-based compensation expense associated with the proposed program. If all executive officers and directors participated in the program, the stock-based compensation expense resulting from the program (based on fair market value calculations as of March 15, 2012) would be increased by approximately $0.1 million (from $0.7 million based on the current proposed program to approximately $0.8 million with such modification to the current proposed program).

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Only stock options with exercise prices above $24.00 per share would be re-priced. Approximately 50% of our U.S. employees other than executives holding exclusively underwater stock options joined us after our initial public offering and received all their outstanding stock options at exercise prices higher than $24.00. Furthermore, approximately 56% of all outstanding underwater stock options held by employees other than executives are captured for re-pricing by using this threshold, which we believe is enough to make a significant impact on retention and performance incentives for our employee population. We also considered the fact that, notwithstanding the benefits to employees holding underwater options described above, limiting eligibility to options with an exercise price of more than $24.00 further reduces stock-based compensation expense associated with the proposed program. If underwater stock options with exercise prices greater than $16.00 per share were eligible, the stock-based compensation expense resulting from the program (based on fair market value calculations as of March 15, 2012 and an assumed new exercise price for re-priced stock options of $16.00 per share) would be increased by approximately $41,000 (from $0.7 million based on the current proposed program to approximately $0.8 million with such modifications to the current proposed program).

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Eligible stock options would receive a new exercise price per share of $16.00. Similarly to the above discussion regarding eligibility, we chose $16.00, our initial public offering price, as the new exercise price because of the balance it strikes between providing a significant improvement in equity incentives for our employees while retaining a strong incentive to build our company and restore value for our stockholders. Furthermore, using the stock price of $16.00 (rather than current prevailing market prices) significantly reduces the stock-based compensation expense impact associated with the program. If the new exercise price for re-priced underwater stock options were $5.25 (the closing price for our common stock on NASDAQ on March 15, 2012) (based on fair market value calculations as of March 15, 2012) stock based compensation expense resulting from the program would be increased by approximately $1.3 million (from approximately $0.7 million based on the current proposed program to approximately $2.0 million with such modifications to the current proposed program).

While we expect to provide additional equity incentives through grants of new equity awards, including stock options and restricted stock units, under our 2010 Equity Incentive Plan (including as part of our annual option award granting process), we believe that re-pricing existing outstanding awards allows us to:

●	provide a clear retention program that restores the value of equity awards that are already outstanding;

●
reduce depletion of the pool of shares available for grant under our 2010 Equity Incentive Plan by allowing us to scale new awards in recognition of the restored incentive value of re-priced options; and

●	prevent additional overhang based on new awards that may, in the absence of the re-pricing program, be scaled to make up for lost incentive value of outstanding underwater options.

Accounting Impact of Program

We have adopted the provisions of Financial Accounting Standards Board ASC 718 regarding accounting for share-based payments. Under ASC 718, in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation cost of the stock option re-pricing program based on the modification to the re-priced outstanding stock options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the re-priced option, measured immediately after re-pricing, over the fair value of the such option immediately prior to re-pricing. The sum of the remaining unamortized expense for the re-priced options and the incremental compensation cost of the re-pricing will be recognized ratably over the remaining vesting period of the re-priced options. As would be the case absent the re-pricing, if any of the re-priced options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited re-priced options will not be recognized. Based on the program parameters described above and fair market value calculations as of March 15, 2012, the total incremental stock-based compensation expense resulting from the proposed program would be approximately $0.7 million.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of the proposed re-pricing program. The tax consequences of the program are not completely certain as the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. We believe the re-pricing would be treated as a non-taxable exchange, and no income would be recognized for U.S. federal income tax purposes by us or our employees upon the completion of the pricing. The tax consequences upon exercise of such options and sale of the underlying stock would generally be the same as if the options had not been re-priced (except with respect to the calculation of the amount of income based on the lower exercise price). As re-priced options will be non-statutory stock options held by our U.S. employees, holders of such re-priced options will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. The ordinary income will be subject to income tax withholding by Amyris. Upon disposition of the stock, the holder will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock.

Effect on Stockholders

The proposed option re-pricing program would have no effect on the number of shares subject to outstanding equity compensation awards. It would, however, result in a greater likelihood that option holders would exercise their re-priced options if market prices for our common stock increase above $16.00 per share, resulting in a greater number of shares of common stock outstanding. We are, however, unable to predict whether our stock price will increase or, if it does, what portion of the outstanding re-priced options would be vested and subject to exercise or canceled at such time. We expect to recognize incremental compensation expense from the proposed re-pricing program as discussed above. In addition, the program is intended to reduce our need to issue supplemental stock options in the future to remain competitive with other employers. As of March 15, 2012, the total number of shares of common stock subject to options that would be re-priced based on the proposed program (approximately 1,855,991 shares) would represent approximately 3% of our outstanding common stock as of such date (56,296,681 shares).

Proposal 3 -
Re-approval of 2010 Equity Incentive Plan for Purposes of Complying with Section 162(m) of the
Internal Revenue Code

General

Prior to our initial public offering in September 2010, our Board of Directors and our stockholders approved our 2010 Equity Incentive Plan (for purposes of this section, the “2010 Plan”). Under relevant IRS regulations, grants made to “Covered Employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally the executive officers named in the “Summary Compensation Table” in the “Executive Compensation” section of this Proxy Statement other than our Chief Financial Officer) under the 2010 Plan prior to the earlier of (i) the material modification of the 2010 Plan or (ii) our 2014 annual meeting of stockholders (the “Reliance Period”) are not subject to the cap on our tax deduction imposed by Section 162(m) of the Code with respect to compensation in excess of $1,000,000 per Covered Employee in any year.

We are asking stockholders to reapprove the 2010 Plan so that certain grants made to Covered Employees under the 2010 Plan after the Reliance Period, including stock options, restricted stock units and other stock-based awards subject to performance based vesting, may qualify as “performance-based compensation” under Section 162(m) of the Code and therefore continue to be exempt from the cap on our tax deduction imposed by Section 162(m) of the Code. The 2010 Plan specifies the objective performance measures which the compensation committee may choose from as the basis for granting, and/or vesting of “performance-based” equity compensation. Note that re-approval of this proposal will not result in any increase to the number of shares of our common stock available for issuance under the 2010 Plan. No changes are being proposed with regard to the terms of the Plan at this time.

Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2010 Plan. Abstentions will have the same effect as negative votes.

Vote Required and Board Recommendation

The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

The Board recommends a vote “FOR” this Proposal 3.

Internal Revenue Code Section 162(m) Performance-Based Compensation

If our stockholders reapprove our 2010 Plan, it will continue to provide us with the potential benefit to take tax deductions associated with certain types of executive equity compensation.

Awards granted under the 2010 Plan may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our three other highest paid executive officers (other than our Chief Financial Officer) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we can deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For certain awards granted under the 2010 Plan to qualify as fully deductible “performance-based compensation” under Section 162(m), among other things, which are discussed further in this section to the Proxy Statement under “Description of 2010 Equity Inventive Plan—Section 162 Limitations,” our stockholders must reapprove the 2010 Plan on or before the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year of our initial public offering.

To enable compensation in connection with awards granted under the 2010 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2010 Plan includes limitations on the number of shares that may be granted on an annual basis through individual awards. Re-approval of this limitation is required to allow us to be eligible to receive income tax deductions under Section 162(m).

Award Type	General Fiscal Year Limit	Additional Amount in Connection with Initial Service as an Employee
Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit and award of Performance Shares	1,000,000 shares	2,000,000 shares

Specific performance criteria currently in the 2010 Plan are also required to be reapproved to permit deductibility of performance awards conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). The current (and proposed for re-approval) performance criteria are any one of, or combination of, the following: (1) profit before tax; (2) billings; (3) revenue; (4) net revenue; (5) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (6) operating income; (7) operating margin; (8) operating profit; (9) controllable operating profit, or net operating profit; (10) net profit; (11) gross margin; (12)operating expenses or operating expenses as a percentage of revenue; (13) net income; (14) earnings per share; (15) total stockholder return; (16) market share; (17) return on assets or net assets; (18) our stock price; (19) growth in stockholder value relative to a pre-determined index; (20) return on equity; (21) return on invested capital; (22) cash flow (including free cash flow or operating cash flows); (23) cash conversion cycle; (24) economic value added; (25) individual confidential business objectives; (26) contract awards or backlog; (27) overhead or other expense reduction; (28) credit rating; (29) strategic plan development and implementation; (30) succession plan development and implementation; (31) improvement in workforce diversity; (32) customer indicators; (33) new product invention or innovation; (34) attainment of research and development milestones; (35) improvements in productivity; and (36) attainment of objective operating goals and employee metrics. The Leadership Development and Compensation Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (1) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) an event either not directly related to our operations or not within the reasonable control of our management, or (3) a change in accounting standards required by generally accepted accounting principles.

A favorable vote for this proposal will allow us to continue to deduct certain executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. An unfavorable vote for this proposal would automatically disallow any future tax deductions for certain executive compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated executive officers (other than our Chief Financial Officer) pursuant to the 2010 Plan.

We believe that the re-approval of the 2010 Plan and the ability to continue to grant equity awards in a tax-efficient manner is important to our success. The Leadership Development and Compensation Committee believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the company, and provide an effective means of recognizing employee contributions to our success. The committee believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to recruiting and retaining the highly qualified technical and other key personnel who help us meet our goals, as well as rewarding and encouraging current employees.

Description of 2010 Equity Incentive Plan

Background

The Board adopted the 2010 Plan on June 9, 2010, and our stockholders subsequently approved the 2010 Equity Incentive Plan on July 9, 2010. The 2010 Plan became effective on the date the registration statement for our initial public offering was declared effective by the SEC (September 27, 2010) and will terminate in 2020. The 2010 Plan provides for the grant of incentive stock options (“ISOs”) that qualify for favorable tax treatment under Section 422 of the Code for their recipients, non-statutory stock options (“NSOs”), restricted stock awards, stock bonuses, stock appreciation rights, restricted stock units and performance awards. The 2010 Plan is attached as Appendix A to this Proxy Statement.

Administration

The 2010 Plan is administered by the Leadership Development and Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. This Leadership Development and Compensation Committee will act as the plan administrator and will have the authority to construe and interpret the plan, grant awards, determine the terms and conditions of awards and make all other determinations necessary or advisable for the administration of the plan (subject to the limitations set forth in our 2010 Equity Incentive Plan).

Share Reserve

We initially reserved 4,200,000 shares of our common stock for issuance under the 2010 Plan plus:

●	all shares of our common stock reserved under our 2005 Stock Option/Stock Issuance Plan that were not issued or subject to outstanding grants as of the completion of our initial public offering;

●	any shares issuable upon exercise of options that were granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such stock options; and

●	any shares of our common stock issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original purchase price.

Subsequent to the effective date of the 2010 Equity Plan, an additional 150,614 shares that were forfeited under the 2005 Stock Option/Stock Issuance Plan were added to the shares reserved for issuance under the 2010 Equity Plan. The number of shares available for grant and issuance under the 2010 Plan is subject to increase on January 1 of each of calendar year by an amount equal to the lesser of (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. As a result of this provision, effective January 1, 2011, an additional 2,192,371 shares were reserved under the 2010 Plan, representing five percent of our shares outstanding on the December 31, 2010 and, effective January 1, 2012, an additional 2,296,627 shares were reserved under the 2010 Plan representing five percent of our shares outstanding on December 31, 2011. As of March 15, 2012, options to purchase 3,711,848 shares and restricted stock units representing the right to receive 3,711,848 shares of our common stock were outstanding under the 2010 Plan, and 5,150,444 shares of our common stock remained available for issuance for future awards that may be granted under the 2010 Plan.

In addition, shares will again be available for grant and issuance under the 2010 Plan that are:

●	subject to issuance upon exercise of an option or stock appreciation right granted under the 2010 Plan and that cease to be subject to such award for any reason other than the award’s exercise;

●	subject to an award granted under the 2010 Plan and that are subsequently forfeited or repurchased by us at the original issue price;

●	surrendered pursuant to an exchange program; or

●	subject to an award granted under the 2010 Plan that otherwise terminates without shares being issued.

Equity Awards

The 2010 Plan permits us to grant the following types of awards:

Stock Options. The 2010 Plan provides for the grant of ISOs and NSOs. ISOs may be granted only to our employees or employees of our subsidiaries. NSOs may be granted to employees, officers, non-employee directors, consultants and other independent advisors who provide services to us or any of our subsidiaries. We are able to issue no more than 30,000,000 shares pursuant to the grant of ISOs under the 2010 Plan. The Leadership Development and Compensation Committee determines the terms of each option award, provided that ISOs are subject to statutory limitations. The Leadership Development and Compensation Committee also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than 100% (or 110% in the case of recipients of ISOs who hold more than 10% of our stock on the option grant date) of the fair market value of our common stock on the date of grant. As of March 15, 2012, the closing price of our common stock as reported on NASDAQ was $5.25 per share.

Options granted under the 2010 Plan vest at the rate specified by the Leadership Development and Compensation Committee and such vesting schedule is set forth in the stock option agreement to which such stock option grant relates. Generally, the Leadership Development and Compensation Committee determines the term of stock options granted under the 2010 Plan, up to a term of ten years (or five years in the case of ISOs granted to 10% stockholders).

After termination of an option holder, he or she is able to exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates, up to a maximum of five years from the date of termination. Generally, if termination is due to death or disability, the vested option will remain exercisable for 12 months. If an option holder is terminated for cause (as defined in 2010 Plan), then the option holder’s options will expire on the option holder’s termination date or at such later time and on such conditions as determined by the Leadership Development and Compensation Committee. In all other cases, the vested option will generally remain exercisable for three months. However, an option may not be exercised later than its expiration date.

Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the Leadership Development and Compensation Committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period. The Leadership Development and Compensation Committee determines the price of a restricted stock award. Unless otherwise set forth in the award agreement, vesting will cease on the date the participant no longer provides services to us, and at that time unvested shares are forfeited to us or subject to repurchase by us.

Stock Bonus Awards. A stock bonus is an award of shares of our stock for past or future services to us. Stock bonuses can be granted as additional compensation for performance and, therefore, are issued in exchange for cash. The Leadership Development and Compensation Committee determines the number of shares to be issued as stock bonus and any restrictions on those shares. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period. Unless otherwise set forth in the award agreement, vesting ceases on the date the participant no longer provides services to us, and at that time unvested shares are forfeited to us or are subject to repurchase by us.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve specified performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement we deliver to the holder of the restricted stock unit shares of our common stock, cash or a combination of our common stock and cash.

Performance Awards. A performance award is an award of a cash bonus or a bonus denominated in shares that are subject to performance factors. The award of performance shares may be settled in cash or by issuance of those shares (which may consist of restricted stock). Performance awards may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To assure that the compensation attributable to performance-based awards will so qualify, the Leadership Development and Compensation Committee can structure such awards so that the cash or stock will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a performance period designated by committee.

Performance Criteria

The Leadership Development and Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: (1) profit before tax; (2) billings; (3) revenue; (4) net revenue; (5) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (6) operating income; (7) operating margin; (8) operating profit; (9) controllable operating profit, or net operating profit; (10) net profit; (11) gross margin; (12)operating expenses or operating expenses as a percentage of revenue; (13) net income; (14) earnings per share; (15) total stockholder return; (16) market share; (17) return on assets or net assets; (18) our stock price; (19) growth in stockholder value relative to a pre-determined index; (20) return on equity; (21) return on invested capital; (22) cash flow (including free cash flow or operating cash flows); (23) cash conversion cycle; (24) economic value added; (25) individual confidential business objectives; (26) contract awards or backlog; (27) overhead or other expense reduction; (28) credit rating; (29) strategic plan development and implementation; (30) succession plan development and implementation; (31) improvement in workforce diversity; (32) customer indicators; (33) new product invention or innovation; (34) attainment of research and development milestones; (35) improvements in productivity; and (36) attainment of objective operating goals and employee metrics. The Leadership Development and Compensation Committee may in its sole discretion, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the performance criteria to preserve the committee’s original intent regarding the such criteria at the time of the initial award grant.

Change in Control

If we undergo a corporate transaction (as defined in the 2010 Plan), the 2010 Plan provides that the successor company (if any) may assume, convert, replace or substitute outstanding awards. Outstanding awards that are not so assumed, converted, replaced or substituted will have their vesting accelerate and become exercisable in full.

Transferability of Awards

Unless the Leadership Development and Compensation Committee provides otherwise, the 2010 Plan does not allow for the transfer of awards, other than by will or the laws of descent and distribution, and generally only the recipient of an award may exercise it during his or her lifetime. The Leadership Development and Compensation Committee has discretion to determine and implement award transfer programs to give participants the opportunity to transfer any outstanding awards to a financial institution or other person or entity approved by the Leadership Development and Compensation Committee. As part of such a program, the Leadership Development and Compensation Committee has the authority to amend any terms of awards included in the program, including expiration date, post-expiration exercise period, vesting and forfeiture conditions, permitted payment methods, and adjustments in the event of capitalization changes and other similar events.

Eligibility

The individuals eligible to participate in the 2010 Plan include our employees, officers, directors, consultants, independent contractors and advisors or any parent or subsidiary of ours, provided the consultants, independent contractors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. As of March 15, 2012, we had approximately 472 employees, eight outside directors and a number of consultants who were eligible to receive awards under the 2010 Plan. The Leadership Development and Compensation Committee generally selects any employees, directors and consultants who are actually granted awards under the 2010 Plan.

Payment for Purchase of Shares of our Common Stock

Payment for shares of our common stock purchased pursuant to the 2010 Plan may be made by any of the following methods (provided such method is permitted in the applicable award agreement to which such shares relate): (1) cash (including by check); (2) cancellation of indebtedness; (3) surrender of shares; (4) waiver of compensation due or accrued for services rendered; (5) through a broker-assisted sale or other cashless exercise program, or (6) by any other method approved by the Board.

Limit on Awards

Under the 2010 Plan, during any calendar year, no person is eligible to receive more than 1,000,000 shares of our common stock and, in the case of new employees during their first fiscal year of employment with us, 2,000,000 shares of our common stock.

Amendment and Termination

The Board is permitted to amend or terminate the 2010 Plan at any time, subject to stockholder approval where required. However, the Board cannot make an amendment that is detrimental to an outstanding award without the consent of the affected participant. Unless terminated earlier, the 2010 Plan will terminate ten years from June 21, 2010, the date the plan was adopted by the Board, or June 21, 2020.

The summary of the 2010 Plan provided above is a summary of the principal features of the 2010 Stock Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2010 Plan. It is qualified in its entirety by references to the full text of the 2010 Plan, a copy of which is attached hereto as Appendix A.

Plan Benefits

The table below shows, as to each of our executive officers named in the “Summary Compensation Table” of the “Executive Compensation” section of this Proxy Statement and the various indicated groups, the aggregate number of shares of common stock subject to stock option and restricted stock unit grants under the 2010 Plan through fiscal 2011.

	Dollar Value of	Number of Option Shares and Restricted Stock
Name and Position	Awards ($)(1)	Units Granted
John Melo, Chief Executive Officer and Director	2,329,944	107,000
Jeryl Hilleman, Chief Financial Officer	388,820	20,000
Paulo Diniz, Chief Executive Officer, Amyris Brasil Ltda.	6,072,250	290,000
Mario Portela, President, Global Operations	1,269,809	52,301
Tamara Tompkins, Executive Vice President and General Counsel	963,994	44,000
James Richardson, President, Lubricants and Fuels	4,374,225	225,000
Peter Boynton, Chief Commercial Officer	437,423	22,500
All current executive officers as a group	11,793,842	548,301
All current non-employee directors as a group	3,011,521	154,000
Non-executive officer employees as a group	45,963,374	2,360,104

1.
Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized from the awards. The assumptions made in the valuation of the option awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

U.S. Federal Income Tax Consequences

The information set forth below is only a summary and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under an award. The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income and the recognition of the deductions are subject to the requirement that the amounts constitute an ordinary and necessary business expense for us and are reasonable in amount, the limitation on the deduction of executive compensation under Section 162(m) of the Code, and the timely satisfaction of our tax reporting obligations.

Non-statutory Stock Options

Generally, there is no taxation upon the grant of an NSO. On exercise, an option holder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock option over the exercise price. If the option holder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The option holder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the option holder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the option holder.

Incentive Stock Options

The 2010 Plan provides for the grant of stock options that qualify as incentive stock options, as defined in Section 422 of the Code. Under the Code, an option holder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the option holder holds a share of common stock received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised (the “required holding period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share of common stock and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an option holder disposes of a share of common stock received on exercise of an ISO before the end of the required holding period (a “disqualifying disposition”), the option holder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share of common stock on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share of common stock on the date of exercise of the stock option, the amount of ordinary income recognized by the option holder will not exceed the gain, if any, recognized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share of common stock on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

The amount by which the fair market value of a share of stock received on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the option holder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share of common stock in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share received on exercise of an ISO is increased by the amount of the adjustment with respect to that share of common stock for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share of common stock received on exercise of an ISO that is disposed of after the required holding period. If there is a disqualifying disposition of a share of common stock, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the option holder, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Restricted Stock Unit Awards

Generally, a participant that is granted restricted stock units that are structured to comply with the requirements of Section 409A of the Code or an exemption from Section 409A will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the participant in exchange for the shares.

To comply with the requirements of Section 409A of the Code, the shares of our common stock underlying restricted stock units may generally be delivered only upon one of the following events: a fixed calendar date (or dates), the participant’s separation from service, death or disability, or a change in control. If delivery occurs on another date, unless the restricted stock units otherwise comply with or qualify for an exemption from the requirements of Section 409A of the Code, the participant will owe a 20% federal tax plus interest on any taxes owed, in addition to the ordinary income tax described above.

The participant’s basis for determining gain or loss upon the disposition of shares received under restricted stock units will be the amount paid for such shares plus any ordinary income recognized when the shares of common stock are delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the participant.

Restricted Stock Awards

Generally, a participant will recognize ordinary income at the time restricted stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received ( e.g. , the participant is required to work for us for a period of time to transfer or sell the stock), the participant generally will not recognize income until the stock vests, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it vests over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service within 30 days following his or her receipt of the restricted stock to recognize ordinary income as of the date the participant receives the restricted stock equal to the excess, if any, of the fair market value of the restricted stock on the date the stock is granted over any amount paid by the participant for the stock.

The participant’s basis for the determining gain or loss upon the subsequent disposition of restricted stock will be the amount paid for such shares plus any ordinary income recognized either when the restricted stock is received or when it vests.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the participant.

Stock Appreciation Rights

Generally, there is no taxation upon the grant of a stock appreciation right. On exercise, a participant will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the participant.

Section 162 Limitations

The 2010 Plan is intended to enable the compensation Committee to grant stock awards and performance cash awards that are exempt from the deduction limitations of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are approved by a compensation committee composed solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the stockholders approve such per-employee limitation, and (d) the exercise or strike price of a stock award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards, performance awards and other stock awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, vests or is settled, as applicable, only upon the achievement of objective performance goals established in writing by the compensation committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the grant, vesting or settlement, as applicable of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the maximum amount, payable upon attainment of the performance goal).

Proposal 4 -
Ratification of Appointment of Independent Registered Public Accounting Firm

General

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Vote Required and Board Recommendation

Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as negative votes.

The Board recommends a vote “FOR” this Proposal 4.

Independent Registered Public Accounting Firm Fee Information

During fiscal 2011 and 2010, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2011 and December 31, 2010 (in thousands):

	Fiscal Year Ended
Fee Category	2011	2010
Audit Fees	$1,351	$2,313
Audit-Related Fees	406	144
Tax Fees	--	--
All Other Fees	--	--
Total Fees	$1,757	$2,457

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2011 and 2010 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The audit-related fees above billed in the fiscal year ended December 31, 2011 included due diligence services relating to a potential transaction.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning. We did not incur any fees related to tax services from PricewaterhouseCoopers LLP in the years ended December 31, 2011 or 2010.

The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2011 or 2010.

Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm

The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.

In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the due diligence services described above under “Audit-Related Fees” (which were pre-approved by the Audit Committee in accordance with its policy) no non-audit services were provided by PricewaterhouseCoopers LLP in 2011 or 2010.

All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2011 and 2010 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.

Report of the Audit Committee*

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2011. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Amyris, Inc. Audit Committee of the Board

Patrick Pichette (Chair)
Ralph Alexander
Samir Kaul

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.

Corporate Governance

Corporate Governance Principles

The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for the company’s governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/governance.cfm.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2012, by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 56,296,681 shares of our common stock outstanding on March 15, 2012. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Gas & Power USA, SAS(1)	11,939,360	21.2
Entities affiliated with FMR LLC(2)	8,773,148	15.6
Artis Capital Management, L.P.(3)	6,132,341	10.9
Maxwell (Mauritius) Pte Ltd.(4)	5,319,921	9.5
Entities affiliated with Kleiner Perkins Caufield & Byers(5)	4,191,727	7.5
Entities affiliated with Khosla Ventures(6)	3,536,987	6.3

Directors and Named Executive Officers
John Melo(7)	1,295,591	2.3
Ralph Alexander(8)	54,666	*
Philippe Boisseau(1)(9)	11,939,360	21.2
John Doerr(4)(10)	4,817,437	8.6
Samir Kaul(5)(11)	3,493,934	6.2
Arthur Levinson(12)	129,666	*
Patrick Pichette(13)	103,000	*
Carole Piwnica(14)	9,666	*
Fernando de Castro Reinach(15)	96,171	*
Neil Renninger(16)	824,591	1.5
HH Sheikh Abdullah bin Khalifa Al Thani(17)	2,595,155	4.6
Peter Boynton(18)	172,875	*
Paulo Diniz(19)	98,333	*
Jeryl Hilleman(20)	211,166	*
Mario Portela(21)	276,554	*
James Richardson(22)	58,136	*
Tamara Tompkins(23)	204,931	*
All Directors and Executive Officers as a Group (16 Persons)(24)	26,351,678	44.7

*	Represents beneficial ownership of less than 1%.
(1)	The address of Total Gas & Power USA, SAS is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)
Includes (i) 5,416,180 shares of common stock and (ii) 3,356,968 shares of common stock issuable upon conversion of convertible promissory notes that are convertible within 60 days of March 15, 2012. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns all of such 8,773,148 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and such funds, has sole power to dispose of the 8,773,148 shares owned by such funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds holding such securities, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address for these entities is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
Based solely on information provided in a Schedule 13G filed on February 14, 2012 by Artis Capital Management, L.P. According to such filing, Artis Capital Management, L.P. has sole voting and dispositive power over all 6,132,341 shares beneficially owned by it. The address provided for Artis Capital Management, L.P. is One Market Plaza, Steuart Tower, Floor 27, San Francisco, California 94105.

(4)
Maxwell (Mauritius) Pte Ltd (“Maxwell”) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd (“Cairnhill”), which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.

(5)
Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (“KPCB XII”), 67,952 shares of common stock held by KPCB XII Founders Fund, LLC (“KPCB XII Founders”), 153,210 shares beneficially held by Clarus, LLC, whose manager is John Doerr, and 246,007 shares of common stock held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(6)
Includes 3,334,985 shares of common stock held by Khosla Ventures II, L.P. (“Khosla II”), 25,000 shares of common stock held by Khosla Ventures III, L.P. (“Khosla III”), 109,326 shares of common stock held by VK Services, LLC (“VK Services”), 58,010 shares of common stock held by certain affiliates of Khosla Ventures that are subject to shared voting and investment control, 3,000 restricted stock units held by Mr. Kaul, all of which were unvested as of March 15, 2012, and 6,666 shares of common stock issuable upon exercise of options that are exercisable held by Mr. Kaul within 60 days of March 15, 2012. Khosla Ventures Associates II, LLC (“KVA II”), which does not directly own any Amyris securities, is the general partner of Khosla II and, as such, possesses shared voting control over the shares owned by Khosla II. VK Services is the manager of KVA II and, as such, possesses shared voting and investment control over the shares owned by Khosla II. KVA II and VK Services disclaim beneficial ownership of the shares held by Khosla II, except to the extent of their pecuniary interests therein. Khosla Ventures Associates III, LLC (“KVA III”), which does not directly own any Amyris securities, is the general partner of Khosla III and, as such, possesses shared voting and investment control over the shares owned by Khosla III. VK Services is the manager of KVA III and, as such, possesses shared voting and investment control over the shares owned by Khosla III. KVA III and VK Services disclaim beneficial ownership of the shares held by Khosla III, except to the extent of their pecuniary interests therein. Vinod Khosla, who does not directly own any Amyris securities, serves as the manager of VK Services and, as such, possesses shared voting and investment control over the shares owned by Khosla II, Khosla III and VK Services. Mr. Khosla disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Mr. Kaul, one of our directors, is a member of the general partners of Khosla II and Khosla III and as such may be deemed to have shared voting and investment power with respect to shares held by these entities. Mr. Kaul disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Messrs. Khosla, Kaul and these entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025.

(7)
Includes (i) 5,545 shares of common stock, (ii) 15,333 restricted stock units, all of which were unvested as of March 15, 2012, and (iii) 1,274,713 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 239,466 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting. Of the options exercisable within 60 days of March 15, 2012, options to purchase 75,000 shares are held by trusts affiliated with Mr. Melo (options to purchase 18,539 shares held by the Melo Family 2010 Distribution Trust, 9,936 shares held by each of three descendants trusts for children of Mr. Melo, and 26,653 shares held by the Melo Renewal Trust u/a/d April 4, 2011) where Mr. Melo is deemed to be the beneficial owner of the shares subject to the options held by such trusts, and options to purchase 40,000 shares are held by the John and Mary Melo Foundation, in which Mr. Melo serves as President and a director.

(8)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012 and (ii) 51,666 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2012.

(9)	Represents shares of common stock held by Total Gas & Power USA, SAS of which Mr. Boisseau is an affiliate.

(10)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012, (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012, (iii) 865,051 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, and (iv) the shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power.

(11)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012, (ii) 6,666 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2012, (iii) 97,272 shares owned by the Kaul Family Revocable Trust, of which Mr. Kaul is a trustee, (iv) 3,334,985 and 25,000 shares of common stock held by Khosla II and Khosla III, respectively, of which Mr. Kaul is an affiliate, and (v) 27,011 shares of common stock held by certain other affiliates of Khosla Ventures that are subject to shared voting and investment control.

(12)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012 and (ii) 126,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 33,334 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Dr. Levinson’s cessation of service prior to vesting.

(13)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012 and (ii) 100,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 33,334 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Mr. Pichette’s cessation of service prior to vesting.

(14)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012 and (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012.

(15)
Includes (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2012, (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012, and (iii) 86,505 shares held by Saulk Capital Ltd, an entity for which Dr. Reinach serves as sole director.

(16)
Includes (i) 226,150 shares of common stock held by the Neil Renninger 2010 Qualified Annuity Trust, of which Dr. Renninger is a trustee, (ii), 473,850 shares of common stock held by the Neil and Laura Renninger Rev Living Trust DTD 12-6-11, of which Dr. Renninger is a trustee, (iii) 32,925 shares of common stock held by Dr. Renninger, and (iv) 91,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 7,084 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Dr. Renninger’s cessation of service prior to vesting.

(17)	Represents shares of common stock held by Biolding Investment SA, an entity indirectly owned by His Highness.
(18)
Includes (i) 3,125 shares of common stock and (ii) 169,750 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 103,334 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Boynton’s cessation of service prior to vesting.

(19)
Includes (i) 13,334 shares of common stock, (ii) 26,666 restricted stock units, all of which were unvested as of March 15, 2012, and (iii) 58,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012.

(20)
Includes (i) 8,906 shares of common stock beneficially owned by the Hilleman/Albright Family Trust dated July 24, 1990, of which Ms. Hilleman is a trustee, of which 3,817 were unvested as of March 15, 2012 and subject to a lapsing right of repurchase in our favor and (ii) 202,260 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 50,351 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Ms. Hilleman’s cessation of service prior to vesting.

(21)
Includes (i) 8,899 shares of common stock, (ii) 13,333 restricted stock units, all of which were unvested as of March 15, 2012, and (iii) 254,322 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 134,334 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Portela cessation of service prior to vesting.

(22)	Includes (i) 1,886 shares of common stock and (ii) 56,250 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012.
(23)
Includes (i) 39,932 shares of common stock, (ii) 6,666 restricted stock units, all of which were unvested as of March 15, 2012, and (iii) 158,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2012. If these options were exercised in full, 17,834 of these shares would be subject to vesting and a right of repurchase in our favor upon Ms. Tompkins’ cessation of service prior to vesting.

(24)
Includes the shares described in footnotes (7) through (23) above, except shares held by Messrs. Boynton and Richardson who were no longer executive officers as of March 15, 2012. Also includes holdings by executive officers not named in the table of (i) 2,958 shares of common stock, (ii) 6,666 restricted stock units, none of which were vested as of March 15, 2012, and (iii) 191,833 shares of common stock issuable upon exercise of options beneficially owned by executive officers that were exercisable within 60 days after March 15, 2012, of which 73,000 shares, if these options were exercised in full, would be subject to vesting and a right of repurchase in our favor upon such executive officers’ cessation of service prior to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2011, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

Equity Compensation Plan Information

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2005 Stock Option/Stock Issuance Plan and our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan as of December 31, 2011:

	Number of securities			Number of securities
	to be issued		Weighted-average	to be issued	Weighted-average	Number of securities
	upon exercise of		exercise price of	upon exercise of	exercise price of	remaining available for
	outstanding options,		outstanding options,	outstanding	outstanding	future issuance under
Plan category	warrants and rights		warrants and rights	restricted stock units	restricted stock units	equity compensation plans(1)
Equity compensation plans approved by security holders(2)	8,317,016		$14.12	375,189	$0.00	2,976,856
Equity compensation plans not approved by security holders	60,000	(3)	$3.93	-	$0.00	-
Total	8,377,016		$14.05	375,189	$0.00	2,976,856

(1)
Includes 2,674,008 shares reserved for issuance under our 2010 Equity Incentive Plan and 302,848 shares reserved for issuance under our 2010 Employee Stock Purchase Plan. No shares are reserved for future issuance under the 2005 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

(2)
See discussion below regarding formulas contained in the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan that automatically increase the number of securities available for future issuance under such plans.

(3)
Includes 60,000 shares reserved for issuance upon exercise of a stock option granted to an entity outside of our equity compensation plans. The stock option was granted to one of our stockholders in connection with Fernando de Castro Reinach’s Board service. The non-statutory stock option had an exercise price of $3.93 per share, and was granted on September 15, 2008 with a term of 10 years. The option had a three-year vesting schedule, vesting and becoming exercisable in 12 equal quarterly installments, commencing from the grant date, subject to continued Board service by Dr. Reinach. Dr. Reinach has no beneficial ownership over the securities issuable upon exercise of this option. The option was fully vested as of December 31, 2011.

The 2010 Equity Incentive Plan includes all shares of our common stock reserved for issuance under our 2005 Stock Option/Stock Issuance Plan immediately prior to our initial public offering that were not subject to outstanding grants as of the completion of such offering. In addition, any shares of our common stock (i) issuable upon exercise of stock options granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such options and (ii) issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original price will become part of the 2010 Equity Incentive Plan reserve.

The number of shares available for grant and issuance under the 2010 Equity Incentive Plan will be increased on January 1 of each of the ten calendar years commencing with 2011 by an amount equal to the lesser of (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. In addition, shares will again be available for grant and issuance under our 2010 Equity Incentive Plan that are:

●
subject to issuance upon exercise of an option or stock appreciation right granted under our 2010 Equity Incentive Plan and that cease to be subject to such award for any reason other than the award’s exercise;

●	subject to an award granted under our 2010 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price;

●	surrendered pursuant to an exchange program; or

●	subject to an award granted under our 2010 Equity Incentive Plan that otherwise terminates without shares being issued.

The number of shares reserved for issuance under the 2010 Employee Stock Purchase Plan will increase automatically on the first day of each January, starting with January 1, 2011, by the number of shares equal to one percent of our total outstanding shares as of the immediately preceding December 31st. The Board or Leadership Development and Compensation Committee will be able to reduce the amount of the increase in any particular year.

Executive Compensation

Compensation Discussion and Analysis

The following discussion describes and analyzes our compensation for our named executive officers for 2011. The “named executive officers” include our President and Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers (as set forth in the “Summary Compensation Table” below) who were serving as executive officers at the end of 2011, and two members of our management who would have been named executive officers but for the fact that they were no longer categorized as executive officers at the end of 2011. Accordingly, this Compensation Discussion and Analysis describes our 2011 executive compensation program and 2011 compensation policies and decisions for:

●	John Melo, President and Chief Executive Officer (“CEO”)

●	Jeryl Hilleman, Chief Financial Officer (“CFO”)

●	Paulo Diniz, CEO, Amyris Brasil Ltda.

●	Mario Portela, President, Global Operations

●	Tamara Tompkins, Executive Vice President and General Counsel

●	James Richardson, President, Lubricants and Fuels

●	Peter Boynton, Chief Commercial Officer

Mr. Richardson joined us in January 2011 and Mr. Diniz joined us in March 2011. As of December 31, 2011, Messrs. Richardson and Boynton continued to serve Amyris in the same substantive roles as they did earlier in 2011, but were no longer considered executive officers commencing in October 2011 based on adjustments to the overall structure of our management team. Mr. Richardson is scheduled to separate from Amyris in March 2012 to pursue other opportunities. In March 2012, the Board appointed Steven R. Mills as our new CFO, effective May 2, 2012, subject to Mr. Mills commencing his employment with us by such date.

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules - flexible building blocks that can be used in a wide range of products. We are commercializing these products both as renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as renewable diesel and jet fuel. To support product development, we have established extensive relationships with various third parties, including major manufacturers in each of these markets. To support commercial production of the base molecules used to develop such products, we have established a variety of additional relationships with third parties, including contract manufacturing facilities in the U.S. and abroad, and sugar and ethanol producers in Brazil. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.

Compensation Philosophy and Objectives and Elements of Compensation

The primary objectives of our compensation program in 2011 were to:

●	Attract, retain, and motivate highly talented employees that are key to Amyris’ success;

●	Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;

●	Link compensation to individual, team, and company performance (as appropriate by employee level);

●	Emphasize performance-based compensation for individuals who can most directly impact shareholder value; and

●	Provide exceptional pay for delivering exceptional results.

As discussed above, while we completed our initial public offering in 2010, our business was in 2011, and it continues to be, in an early stage of development. Accordingly, for 2011, as in 2010, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2012.

Our intent and philosophy in designing compensation packages at the time of hiring of new executives was based on providing compensation that we thought was sufficient to enable us to attract the necessary talent within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

We have compensated our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such is a package that matches the expectations of our executives and of the market for executive talent. We also believe that it provides an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in the company over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.

Base Salary. We believe we must maintain base salary levels that are sufficiently competitive to position us to attract the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the committee considers many factors, including our overall financial performance, the individual performance of the executives in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities and experience, competitive market practices for base salary, and internal pay parity.

Cash Bonuses. We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. Prior to 2011, executive cash bonuses were paid primarily on a discretionary basis based on overall corporate achievements and the Board’s assessment of the individual executive’s contribution. In April 2011, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2011 Compensation.” The 2011 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2011 cash bonus plan was designed to provide incentives to our executive officers to achieve both 2011 operating results and projected growth for 2012, together with various key individual operational objectives. In general, target bonuses for executives are first set in their offer letters based on similar factors as those described above with respect to the determination of initial base salary at the time of hire.

Equity Awards. Our equity awards are also designed to be sufficiently competitive to allow us to attract executives. In fiscal 2011, we granted stock option and restricted stock unit equity awards to executive officers. Stock option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Restricted stock units represent the right to receive full-value shares of our common stock without payment of any exercise price. We have not granted significant restricted stock unit awards before 2011; however the Leadership Development and Compensation Committee found that restricted stock units could be a helpful component of total compensation for the named executive officers, in that they provide compensation tied to the value of the company that would not lose its retention value based on stock price volatility. In addition, the use of restricted stock unit awards will help conserve the number of shares available in our 2010 Equity Incentive Plan pool because, as discussed below in more detail, such awards are typically granted at approximately a one-to-two ratio compared to option awards. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit.

Typically, since November 2007, our initial option awards to executives vest and become exercisable at a rate of 20% upon the one-year anniversary of the vesting commencement date (usually the date of grant or the date that the individual commences employment) and then monthly over the following four years. Prior to 2011, subsequent awards typically have had the same five-year vesting schedule except that there is no one-year “cliff,” so they vest monthly over the entire five-year period. The vesting schedule of these option awards was designed to align the interests of our executives with those of the stockholders by creating an incentive to build stockholder value over a long-term and to provide a strong retention incentive. The Board also determined that, in order to attract qualified executives in our market, it was highly desirable to provide equity compensation regarded as competitive relative to the compensation provided by other privately held, venture-backed companies (which was our status until our initial public offering in September 2010). However, commencing in 2011, we began granting subsequent option awards to executives with four-year vesting schedules (vesting monthly over four years). In the future, we also expect to grant initial option awards to executives with a four-year vesting schedule (with a one-year cliff). We believe this modification to our previous practice was necessary to enable us to offer awards with vesting terms that were more standard for a public company. Based in part on information provided by Compensia, the compensation consultant retained by the Leadership Development and Compensation Committee as described above in this Proxy Statement under the caption “Proposal 1 – Election of Directors—Committees of the Board,” regarding equity granting practices of our peers (see further discussion below under “Compensation Decision Process”), the Leadership Development and Compensation Committee approved this modification in connection with option awards granted to the named executive officers in April 2011.

The restricted stock units we granted in 2011 vest and become exercisable over three years on an annual basis. The Leadership Development and Compensation Committee approved such vesting schedule because we believed it was generally consistent with the restricted stock unit granting practices of our public company peers. Also, we granted, and intend in the future to grant, fewer shares under restricted stock units as compared to options because restricted stock units have a greater fair value per share than options. For 2011, the Leadership Development and Compensation Committee determined it would be appropriate to award restricted stock units to selected key members of the executive team to provide a source of equity compensation that retains value despite stock volatility.

We grant equity awards to our executive officers in connection with their hiring. The size of initial equity awards has been determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the survey that we have reviewed in the past (described in more detail below) in connection with establishing our overall compensation policies. The initial equity awards were intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by other employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we were successful.

We may also grant additional equity awards in recognition of a commendable performance and in connection with a significant change in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2011, the Leadership Development and Compensation Committee granted equity awards based on input from management. In approving awards, the Leadership Development and Compensation Committee has taken into account various factors. These factors have included the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings in Amyris.

Stock options are granted with an exercise price equal to the fair market value of our common stock on the applicable date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our stock is the closing price of our common stock on NASDAQ on the date of determination.

Role of Stockholder Say-on-Pay Votes. At our 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposal at that meeting were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers. The Leadership Development and Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not change its approach to executive compensation in 2011 in connection with the say-on-pay proposal vote. Further, at our 2011 Annual Meeting of Stockholders, the stockholders cast an advisory vote that future say-on-pay votes should occur once every three years. The Leadership Development and Compensation Committee expects to take into consideration the outcome of our stockholders’ future say-on-pay proposal votes when making future compensation decisions for our named executive officers. We expect that our next say-on-pay proposal will be submitted to stockholders for an advisory vote at our annual meeting of stockholders in 2014.

Compensation Policies and Practices As They Relate to Risk Management

Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at a committee meeting held in February 2012, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessment conducted by the committee focused on the key terms of our bonus payments and equity compensation programs in 2011, and our plans for such programs in 2012. Among other things, the committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:

●	We believe our base salaries are in general high enough to provide our employees with sufficient income so that they do not generally need bonus income to meet their basic cost of living.
●
Cash bonus targets are typically 10-20% of most employees’ base salaries (30-40% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.

●	For key employees, our 2011 bonus plan (and planned 2012 bonus plan) emphasizes company performance over individual objectives and total bonus payouts are capped.
●	We do not provide any significant commission or similar compensation programs to any of our employees.
●
For our executives, we target the 40th percentile of our peer group for cash compensation and the 75th percentile for equity compensation, which vests over three to five years, providing our executives with significant incentives for the longer-term success of Amyris.

Based on these considerations the committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.

Compensation Decision Process

Under the charter of our Leadership Development and Compensation Committee, the Board delegated to the committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 – Election of Directors—Committees of the Board.”

In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the committee determines the annual compensation of our CEO and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our CEO, General Counsel and Vice President, Human Resources make recommendations to the Leadership Development and Compensation Committee regarding the compensation for our named executive officers (other than with respect to compensation of our CEO) based on their assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and input from our Human Resources department and Compensia. The Leadership Development and Compensation Committee’s decisions regarding our CEO’s compensation are based on its assessment of company results, his contributions to these results, his progress toward achieving his individual goals, and market data.

Role of Compensation Consultant. In preparation for a review of executive compensation programs in 2011, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2011, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including changes to compensation levels for executives, the design of our equity programs, and the design of our severance and change-in-control policies and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in December 2010, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation peer group for 2011 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in October 2011 to provide assistance with respect to our 2012 compensation planning, including updates to the compensation peer group.

We expect that Compensia, under the direction of the Leadership Development and Compensation Committee, will periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation peer group, as well as data from third-party compensation surveys. The Leadership Development and Compensation Committee will use the results of this analysis to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peers.

In 2010, the Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs (used in connection with the development of our 2011 director compensation program), and to provide market data and materials to management and the committee.

Use of Competitive Data. To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (the “Peer Group”) used in connection with 2011 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (alternative energy / clean technology, chemicals / biofuels, and biotechnology). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in December 2010 for use in assessing the market position of our executive compensation for 2011:

Alternative Energy / Clean Tech.	Chemicals / BioFuels	Biotechnology
► A123 Systems, Inc.
► American Superconductor Corporation
► Broadwind Energy Inc.
► Codexis, Inc.
► Ener1, Inc.
► Energy Recovery, Inc.
► EnerNOC, Inc.
► FuelCell Energy, Inc.
► Ormat Technologies, Inc.
► Tesla Motors, Inc.
	► Balchem Corporation ► Clean Energy Fuels Corp. ► Martek Biosciences Corp. ► Metabolix, Inc. ► Rentech, Inc. ► Verenium Corporation	► Acorda Therapeutics Inc. ► Alkermes, Inc. ► Alnylam Pharmaceuticals, Inc. ► Cepheid ► Exelixis, Inc. ► Isis Pharmaceuticals, Inc. ► Onyx Pharmaceuticals, Inc.

In December 2011, the Leadership Development and Compensation Committee approved updates to the Peer Group for 2012. Similar to our approach in 2010, we identified potential peers by screening of publicly-traded U.S.-based companies of similar size to us (in revenues and market capitalization) from related industries (alternative energy / clean technology, chemicals / biofuels, and biotechnology). The principal changes from the 2011 Peer Group were the (i) addition of four chemicals / biofuels companies that had recently completed their initial public offerings (FutureFuel Corp., Gevo, Inc., KiOR, Inc. and Solazyme, Inc.) and (ii) removal of one peer that was acquired (Martek Biosciences Corp.), and (iii) removal of five companies that we deemed no longer as relevant to us as compensation peers based on the screening criteria (American Superconductor Corporation, Broadwind Energy Inc., Ener1, Inc., Energy Recovery, Inc. and Onyx Pharmaceuticals, Inc.).

In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.

In making compensation decisions for executive officers for 2011, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey for a group of public companies with annual revenues of less than $500 million and market capitalizations of more than $500 million, which aggregated survey results from approximately 47 biotechnology, pharmaceutical and medical device companies in Northern California with revenues of less than $1 billion. We are using similar surveys for reference in establishing our 2012 compensation programs.

Target Compensation Levels. For 2011, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus) and for benefits, as determined based on the 2011 Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part based on our position as an early-stage company and our associated need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of Amyris’ success. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the 2011 Peer Group, supplemented by data from surveys. In March 2011, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels in light of our recent status as a public company and the Peer Group. Based on data compiled from the Peer Group, supplemented by data from the Radford Global Life Sciences Survey, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) was then approximately aligned with the 25th percentile of the competitive market, with base salaries generally aligned with the market 25th percentile (with variation among executives). Through 2011, certain executive officers (who are not named executive officers) received adjustments to their target incentive opportunity, and certain executive officers, including named executive officers, had bonus targets established for the first time or base salary increases resulting from promotions, leading to increased total cash compensation for executives. For 2012, we expect to continue to target the same percentiles as we did in 2011 using our updated 2012 Peer Group and similar industry survey data, which approach the Leadership Development and Compensation Committee approved in February 2012.

2011 Compensation

Background. For 2011, the Leadership Development and Compensation Committee focused on developing an executive compensation program designed to foster innovation, motivation and focus on the part of our leadership team. In setting the compensation program and decisions for 2011, one of our focuses was retention of our key team members during the critical first year of our transition from being a private research and development company to a public manufacturing company. To that end, many of the compensation decisions for 2011 were to ensure that each of the named executive officers had the ability to earn aggregate compensation at a level that would be competitive with the 2011 Peer Group. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2011 was establishing strong incentives to drive company performance, including emphasis on company performance goals over individual goals in the 2011 executive cash bonus plan and continued emphasis on equity compensation for longer-term upside potential and sharing in company growth.

Base Salaries. For 2011, the base salaries for Messrs. Melo and Boynton and for Ms. Tompkins remained the same as they were in 2010, as shown in our “Summary Compensation Table” below. The base salaries for Messrs. Diniz and Richardson, who had just joined Amyris in the first quarter of 2011, were set in their employment offer letters. However, in March 2011, Ms. Hilleman’s annual salary was increased from $300,000 to $360,000, effective January 1, 2011, and in December 2011, Mr. Portela’s annual salary was increased from $300,000 to $400,000, effective August 1, 2011.

The Leadership Development and Compensation Committee generally did not adjust the base salaries for the named executive officers other than Ms. Hilleman and Mr. Portela because existing base salaries were generally in line with the 40th percentile of the 2011 Peer Group, which, as discussed above, was our target base salary compensation level for executives. In addition, given the stage of our business and our overall goal of conserving cash, where base salaries were close the 40th percentile, the Leadership Development believed that adjustments were not warranted. The committee did not consider adjustments for Messrs. Diniz and Richardson given how recently they had joined Amyris. Ms. Hilleman’s salary was adjusted effective January 1, 2011 based in part on her increased responsibility as Chief Financial Officer of a public company and in part to bring her total cash compensation in line with the 40th percentile for her position (by reference to the Peer Group) and with certain of her peers within the company. Mr. Portela’s salary was adjusted effective August 1, 2011 based in part on his promotion from Chief Operating Officer to President, Global Operations in July 2011 and in part on internal pay parity and consideration of competitive market data.

Cash Bonuses. The Leadership Development and Compensation Committee adopted a 2011 bonus plan for executives in April 2011. Under the plan, executives became eligible for bonuses based on a combination of company performance and individual performance. A percentage of each executive’s target bonus for the year was allocated to each of these performance categories. For executives other than the CEO, 80% of target bonus eligibility was based on company performance and 20% was based on individual performance. For the CEO, 100% of target bonus eligibility was based on company performance. The committee chose to emphasize company performance goals for the bonus plan given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to the company’s operational performance and to individual retention. In addition, for 2011 the Leadership Development and Compensation Committee set the following target bonus levels for the named executive officers:

Target
Bonus
Name	($)
John Melo	200,000
Jeryl Hilleman	100,000
Paulo Diniz	200,000
Mario Portela	200,000
Tamara Tompkins	100,000
James Richardson	120,000
Peter Boynton	120,000

Except for Mr. Portela, the target bonus for each of these individuals was unchanged from 2010 or, in the case of Messrs. Diniz or Richardson, from the target bonus set forth in their offer letters. Mr. Diniz’s bonus was guaranteed for 2011 (to be paid out in 2012), as negotiated in connection with his offer letter. Mr. Portela, pursuant to an offer letter negotiated in late 2009, was eligible for a $100,000 cash bonus and $100,000 in equity awards based on his performance in 2010. In April 2011, the Leadership Development and Compensation Committee determined that, for 2011 and to harmonize the bonus structure for executives, Mr. Portela’s target bonus would be $200,000 in cash. The Committee generally did not change any other bonus targets for 2011 based on the same considerations described above with respect to base salaries. Ms. Hilleman’s target bonus remained the same as in 2010, notwithstanding the modifications to her base salary, based on total cash compensation competitive analysis and retention considerations relating to the form of cash compensation used. In addition, Ms. Hilleman’s bonus was guaranteed for 2011 (to be paid out in 2012) as negotiated in connection with her separation agreement (as described below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control”).

Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for the company and individual performance categories following the end of 2011. The following table shows the percent of target bonus eligibility allocated to each these two categories that would be triggered based on percent of achievement of performance goals:

Metric & Payout	Minimum	Target	High
Company Performance
Company Performance	80%	100%	120%
Payout as a % of target bonus	50%	100%	150%
Individual Performance
Individual Performance	80%	100%	120%
Payout as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for either of the company performance or individual performance categories was not achieved, no bonus eligibility would be triggered for the respective category. Actual payment of any bonuses remained subject to the final discretion of the Leadership Development and Compensation Committee.

Company Performance Goals. The company performance category was weighted 20% for achievement of 2011 revenue targets, 30% for gross margin targets and 50% for projected 2012 revenue growth. The following table details the specific goals that were required to achieve 80%, 100% and 120% company performance levels:

Goal	80% Achievement	100% Achievement	120% Achievement
Revenue(1)	$120 million	$150 million	$180 million
Gross margin(1)	12% cash margin	15% cash margin	18% cash margin
Projected revenue growth for 2012(2)	80% growth over 2011 target	100% growth over 2011 target	120% growth over 2011 target

1.	Including certain collaboration revenues.
2.	Assuming 50% confidence of achieving specified level of revenue growth in 2012 over 2011.

Individual Performance Goals. Individual performance goals for the associated 20% of bonus eligibility (for the named executive officers other than Messrs. Melo and Diniz) included several relevant operational goals for each of them, with various levels of accomplishment across all of such goals triggering 80%, 100% or 120% achievement. As discussed above, Mr. Melo had no individual performance goals associated with the 2011 bonus plan because his bonus eligibility was based entirely on company performance and Mr. Diniz’s bonus was guaranteed for 2012. The individual goals for the other named executive officers included revenue and sales goals for Messrs. Boynton and Richardson, production and production capacity goals for Mr. Portela, financial infrastructure and operational support goals for Ms. Hilleman, and legal and human resources infrastructure and operational support goals for Ms. Tompkins.

2011 Bonus Plan Funding and Award Decisions. Based on economic conditions and an increased focus on cash management to permit us to pursue our strategic goals in 2012, the Leadership Development and Compensation Committee determined in February 2012 that no awards would be funded or paid out for executives under the 2011 bonus plan. (Ms. Hilleman received her guaranteed $100,000 bonus and Mr. Diniz received his guaranteed $200,000 bonus for 2011 as discussed above.)

Equity Awards. In March 2011, the Leadership Development and Compensation Committee approved equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards detailed in the “Grants of Plan-Based Awards” table below. For all of the named executive officers other than Messrs. Diniz and Richardson, each of whom received option and restricted stock unit awards as negotiated in their offer letters, the size of these awards was determined by reference to the Peer Group, and was generally intended to result in each of such executives receiving equity compensation for 2011 in line with the 75th percentile of the 2011 Peer Group. These awards, which vest over a four-year period, are also expected to aid in retention and recognizing individual performance during the first part of the year. In addition to his annual award, Mr. Portela also received two restricted stock unit awards (one fully vested and one vesting over three years) in each case as contemplated by his 2009 offer letter. Of the named executive officers (other than Messrs. Diniz, Portela and Richardson), Mr. Melo and Ms. Tompkins received restricted stock unit awards as part of their annual equity compensation awarded in March 2011. The Leadership Development and Compensation Committee determined, based on the medium-term critical contributions needed from such individuals, the higher ratio of vested to unvested equity then held by such individuals compared to the other named executive officers, and the long tenure of such individuals, that it would be appropriate to include an award of unvested equity compensation in the form of restricted stock units, which would maintain retention value during the upcoming critical years of our development as a public company, notwithstanding stock price volatility. Please see the “Grants of Plan-Based Awards” table below for information about the grant dates, exercise prices and vesting of option awards described in the preceding paragraph.

Severance and Change of Control Agreements. We have entered into offer letters, or amendments to offer letters, with each of our named executive officers providing for certain payments upon termination of their employment with us without cause and upon termination without cause following a change of control. These payments, and the definition for this purpose of change of control, are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”

We believe that these agreements appropriately balance our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. We believe this feature will be an incentive to the executive to remain in the employ of the company if such continuation is required by our partner in a change in control transaction. We also believe that it is appropriate that our executives’ equity awards be treated, in the event of a change of control, like those of other employees and not accelerated if the executive’s employment continues following the change in control event.

In addition, in August 2011, we entered into a separation agreement with Ms. Hilleman under which she continued to serve as our CFO. Her compensation under that agreement is described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.” We negotiated the separation agreement with Ms. Hilleman to facilitate a smooth transition and provide an incentive for her to continue providing services during the transition period.

Other Executive Benefits and Perquisites. We provide the following benefits to our executive officers on the same basis as other eligible employees:

●	health insurance;

●	vacation, personal holidays and sick days;

●	life insurance and supplemental life insurance;

●	short-term and long-term disability; and

●	a 401(k) plan.

We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.

Some of the executives whom we have hired, including Messrs. Boynton, Melo and Portela, held positions in locations outside of Northern California at the time that they agreed to join us. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California and reimbursement of expenses and losses incurred in disposing of real estate upon moving to Northern California. The amounts paid in 2011 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the U.S., we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs.

Other Compensation Practices and Policies. We have the following additional compensation practices and policies that apply to our named executive officers:

Timing of Equity Awards. The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.

In March 2011, our Board adopted a policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the adoption of the policy. Under the policy, equity compensation awards will generally be granted on the following schedule:

●	For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and
●
For equity awards to new hires, the grant date is set as of the first business day of the week following later of the week in which the award is approved or the week in which the new hire commences his or her employment.

Tax Considerations. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” As we have only recently become a publicly-traded company, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year, and we are seeking stockholder re-approval of the 2010 Equity Incentive Plan at the 2012 annual meeting for purposes of complying with Section 162(m) as described in detail above under “Proposal 3 - Re-approval of 2010 Equity Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code.”

Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Policy Regarding Restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership Policies. We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.

Leadership Development and Compensation Committee Report*

The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Amyris, Inc. Leadership Development and Compensation Committee of the Board

Ralph Alexander (Chair)
Samir Kaul
Patrick Pichette

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

Summary Compensation Table

The following table sets forth information regarding 2011 compensation earned by our named executive officers. The table shows compensation for 2011 and, where the individual was a named executive officer for the relevant prior year, 2010 and 2009.

							Non-Equity
							Incentive
					Stock	Option	Plan Com-	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Awards ($)(2)	Awards ($)(2)	pensation ($)(1)	Compensation ($)		Total ($)

John Melo	2011	500,000	-		696,900	1,633,044	-	28,021	(3)	2,857,965
President and Chief Executive Officer	2010	500,000	424,048		-	4,800,219	-	80,999	(4)	5,805,266
	2009	408,333	200,000		-	-	-	202,784	(5)	811,117

Jeryl Hilleman	2011	360,000	-		-	388,820	-	101,610	(6)	850,430
Chief Financial Officer	2010	300,000	109,093		-	579,187	-	-		988,280
	2009	300,000	149,365		-	-	-	-		449,365

Paulo Diniz*	2011	304,735	300,000	(7)	1,212,000	4,860,250	-	10,210	(8)	6,687,195
Chief Executive Officer, Amyris Brasil Ltda.

Mario Portela*	2011	341,667	-		706,020	563,789	-	32,095	(9)	1,643,571
President, Global Operations	2010	300,000	104,516		-	2,103,975	-	36,292	(10)	2,544,783

Tamara Tompkins	2011	300,000	1,268		303,000	660,994	-	-		1,265,262
Executive Vice President and General Counsel	2010	300,000	260,262		-	478,021	-	-		1,038,283
	2009	272,867	37,341		-	33,797	-	-		344,005

James Richardson*	2011	299,167	140,000		-	4,374,225	-	-		4,813,392
President, Lubricants and Fuels

Peter Boynton*	2011	360,000	-		-	437,423	-	235,279	(11)	1,032,702
Chief Commercial Officer	2010	360,000	100,000		-	1,663,017	-	40,824	(12)	2,163,841

*
Messrs. Diniz and Richardson were not named executive officers for fiscal 2009 or fiscal 2010 and Messrs. Portela and Boynton were not named executive officers for fiscal 2009. Mr. Richardson commenced his employment with the Company in January 2011 and Mr. Diniz commenced his employment with the Company in March 2011.

1.
The amounts reported in the “Bonus” column represent discretionary bonuses determined by the Board and a sign-on bonus for Mr. Diniz, as well as spot bonuses in 2009 and 2010 aggregating approximately $5,000 to $10,000 per person for certain of the named executive officers based on completion of specific projects. As required, under applicable rules of the SEC, annual bonus plan payments would be included in the column entitled “Non-Equity Incentive Plan Compensation” as they are based upon satisfaction of pre-established performance targets, the outcome of which was substantially uncertain. As discussed above in in this Proxy Statement under “Executive Compensation—2011 Compensation,” no annual bonuses were paid to executive officers under our 2011 bonus plan. In 2010 and 2009, we did not have any non-equity incentive plans.

2.
The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See the “Grants of Plan-Based Awards” table for additional information regarding stock and option awards granted in fiscal 2011. These amounts do not correspond to the actual value that may be recognized by the named executive officers.

3.
Includes $1,888 in technology purchases for Mr. Melo, $16,128 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, and $10,005 of personal travel expenses, including commuting expenses.

4.
Includes $9,616 in technology purchases for Mr. Melo, $17,976 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, $13,407 of personal travel expenses, including commuting expenses, and $40,000 for a portion of Mr. Melo’s membership costs for a venue used in part for business entertainment.

5.	Includes $145,907 for reimbursement for temporary housing and relocation expenses and a $56,877 gross-up to pay associated taxes on behalf of Mr. Melo.
6.
Includes $603 in technology purchases for Ms. Hilleman, $1,007 of personal travel expenses, including commuting expenses, and amount paid in connection with an August 2011 separation agreement with Ms. Hilleman based on agreement to pay Ms. Hilleman her full 2011 cash bonus of $100,000 by no later than March 15, 2012.

7.	Includes $100,000 signing bonus and $200,000 guaranteed bonus for 2011 as agreed to in Mr. Diniz’s offer letter.
8.	Includes $9,156 for reimbursement of commuting expenses and $1,054 for temporary housing reimbursement.
9.	Includes $20,989 for reimbursement of temporary housing and relocation expenses and an $11,106 gross up to pay associated taxes.
10.	Includes $24,298 for reimbursement of temporary housing and relocation expenses and an $11,994 gross-up to pay associated taxes.
11.	Includes $1,140 in personal travel, $3,300 for reimbursement of temporary housing expenses, $153,148 for reimbursement of relocation expenses, and a $77,691 gross-up to pay associated taxes.
12.	Includes $27,332 for reimbursement of temporary housing and relocation expenses and a $13,492 gross-up to pay associated taxes.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal 2011 to our named executive officers.

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:		Date Fair
			Estimated Future Payouts			Number	Number of	Exercise or	Value of
			Under Non-Equity Incentive			of Shares	Securities	Base Price	Stock and
		Approval	Plan Awards			of Stock	Underlying	of Option	Option
	Grant	Date of	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date(1)	Grant(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(4)	($/Sh)(5)	($)(6)
John Melo	4/28/2011	4/28/2011	100,000	200,000	300,000
	4/15/2011	3/11/2011				23,000		-	696,900
	4/15/2011	3/11/2011					84,000	26.84	1,633,044
Jeryl Hilleman	4/28/2011	4/28/2011	56,000	100,000	144,000
	4/15/2011	3/2/2011					20,000	26.84	388,820
Paulo Diniz	4/28/2011	4/28/2011	112,000	200,000	288,000
	4/15/2011	3/2/2011				40,000		-	1,212,000
	4/15/2011	3/2/2011					250,000	26.84	4,860,250
Mario Portela	4/28/2011	4/28/2011	112,000	200,000	288,000
	4/15/2011	3/2/2011				20,000		-	606,000
	4/15/2011	3/2/2011				3,301		-	100,020
	4/15/2011	3/2/2011					29,000	26.84	563,789
Tamara Tompkins	4/28/2011	4/28/2011	56,000	100,000	144,000
	4/15/2011	3/2/2011				10,000		-	303,000
	4/15/2011	3/2/2011					34,000	26.84	660,994
James Richardson	4/28/2011	4/28/2011	67,200	120,000	172,800
	4/15/2011	3/2/2011					225,000	26.84	4,374,225
Peter Boynton	4/28/2011	4/28/2011	67,200	120,000	172,800
	4/15/2011	3/2/2011					22,500	26.84	437,423

1.
At the time that the equity awards referenced in this table were granted, our Board had adopted a policy regarding the grant date of such awards under which the grant date of all equity awards generally would be the 15th day of the month following the month in which the award was approved (or the following Wednesday if the 15th was a holiday or a weekend). Accordingly, the grant date for all of the equity awards approved in March 2011 was April 15, 2011. Notwithstanding such grant date, for purposes of determining the grant date fair value in accordance with FASB ASC Topic 718 (as described in footnote 6 below), the deemed grant date for restricted stock unit awards listed herein was the approval date set forth in the column entitled “Approval Date of Grant.”

2.
In April 2011, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. In February 2012 the Leadership Development and Compensation Committee determined that no awards would be paid under the 2011 bonus plan as described above in this Proxy Statement under “Executive Compensation—2011 Compensation—Cash Bonuses.” However, the estimated future payouts show what the annual incentive awards could have been at the threshold, target and maximum levels for each individual assuming that cash bonuses had been paid at each of such levels.

3.
Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan. Except with respect to the 3,301-unit award to Mr. Portela, all of these awards vest according to a three-year vesting schedule from a vesting commencement date of January 1, 2011, pursuant to which 1/3rd of the units subject to the award vest annually. For the 3,301-unit award to Mr. Portela, such award was fully vested on the date of grant.

4.
Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan. Except with respect to the options to purchase 250,000 shares and 225,000 shares granted to Messrs. Diniz and Richardson, respectively, each of the options vest according to a four-year vesting schedule from a vesting commencement date of January 1, 2011, pursuant to which 1/48th of the shares subject to the award vest on a monthly basis thereafter. For the options to purchase 250,000 shares and 225,000 shares granted to Messrs. Diniz and Richardson, respectively, such awards were “new hire” awards and vest according to five-year vesting schedule from March 1, 2011 (for Mr. Diniz) and January 31, 2011 (for Mr. Richardson), respectively, pursuant to which 20% of the shares subject to the award vest one year from the vesting commencement date and 1/60th of the shares subject to the award will vest on a monthly basis thereafter. The option grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”

5.	The option exercise price per share represents the closing price of our common stock on NASDAQ on the same date.
6.
Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2011 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives, except for certain terms contained in offer letters and equity award agreements and our separation agreement with Ms. Hilleman, none of our named executive officers has entered into a written employment agreement with us.

In January 2012, the Leadership Development and Compensation Committee approved an increase to Mr. Portela’s base salary (from $300,000 to $400,000) retroactive to October 1, 2011, based on Mr. Portela’s increased responsibility in his role as President, Global Operations commencing in July 2011. In February 2012, the committee approved moving the retroactive salary adjustment date from October 1, 2011 to August 1, 2011 to match more closely the timing of Mr. Portela’s promotion.

Mr. Richardson is scheduled to separate from Amyris in March 2012 to pursue other opportunities. As part of his separation agreement, Mr. Richardson may receive severance payments including those described in the “Potential Severance Payments upon Termination and upon Termination Following a Change in Control” section below.

2012 Compensation

In February 2012, based on economic conditions and an increased focus on cash management to permit us to pursue our strategic goals in 2012, the Leadership Development and Compensation Committee determined that no changes would be made to the base salaries or target bonuses of any of the Company’s executive officers for 2012 (other than retroactive base salary increases based on promotions as described above).

In March 2012, the Leadership Development and Compensation Committee approved a 2012 cash bonus plan for executive officers. The 2012 bonus plan provides for the following bonus structure for executives, including the named executive officers:

●
Executives will become eligible for bonuses based upon company performance and individual performance. A percentage of each executive’s target bonus for the year will be allocated to each of these performance categories. For executives other than the CEO, 80% of target bonus eligibility will be based on company performance and 20% will be based on individual performance. For the CEO, 100% of target bonus eligibility will be based on company performance. For 2012, the Committee maintained target bonus amounts for the named executive officers at the same level as they were in 2011.

●	The corporate objectives that will determine levels of achievement of the company performance category are not yet determined, but will be set by the Board at a subsequent meeting.

●
Based on the foregoing structure, the Committee will determine the percentage achievement levels for the company and individual performance categories following the end of 2012. The following table shows the percentage of target bonus eligibility allocated to each of these two categories that would be triggered based on percentage of achievement of performance goals:

Metric & Payout	Minimum	Target	Maximum
Company Performance ÚPayout as % of Target	80% company performance Ú 50% payout	100% company performance Ú 100% payout	120% company performance Ú 120% payout
Individual Performance ÚPayout as % of Target	80% individual performance Ú 80% payout	100% individual performance Ú 100% payout	120% individual performance Ú 120% payout

If the minimum threshold performance level for either of the company performance or individual performance categories is not achieved, no bonus eligibility would be triggered for the respective category.

●	Actual payment of any bonuses remains subject to the final discretion of the Committee.

Outstanding Equity Awards as of December 31, 2011

The following table sets forth information regarding outstanding equity awards held as of December 31, 2011 by our named executive officers.

	Option Awards					Stock Awards
								Market
								Value of
	Number of		Number of			Number of		Shares or
	Securities		Securities			Shares or		Units of
	Underlying		Underlying			Units of		Stock
	Unexercised		Unexercised			Stock		That Have
	Options		Options	Option	Option	That Have		Not
	(#)		(#)	Exercise	Expiration	Not Vested		Vested
Name	Exercisable		Unexercisable	Price ($/Sh)	Date	(#)		($)*

John Melo	668,730	(1) (2) (4)	-	$0.28	1/18/2017
	279,979	(1) (2) (5)	-	$3.93	8/25/2018
	298,004	(1) (3) (6)	-	$20.41	4/20/2020
	19,250	(7) (8)	64,750	$26.84	4/15/2021
						23,000	(8) (9)	265,420

Jeryl Hilleman	152,094	(1) (2) (10)	-	$3.93	2/27/2018
	40,000	(1) (3) (11)	-	$14.28	3/19/2020
	2,666	(3) (12)	7,334	$16.50	9/28/2020
	4,583	(7) (8)	15,417	$26.84	4/15/2021

Paulo Diniz	-	(2) (13)	250,000	$26.84	4/15/2021
						40,000	(9) (13)	461,600

Mario Portela	239,406	(1) (2) (14)	-	$9.32	1/7/2020
	4,000	(3) (12)	11,000	$16.50	9/28/2020
	6,645	(7) (8)	22,355	$26.84	4/15/2021
						20,000	(8) (9)	230,800

Tamara Tompkins	100,000	(1) (2) (15)	-	$0.28	5/8/2017
	10,000	(1) (2) (16)	-	$4.31	9/14/2019
	30,000	(1) (3) (17)	-	$9.32	1/7/2020
	5,333	(3) (12)	14,667	$16.50	9/28/2020
	7,791	(7) (8)	26,209	$26.84	4/15/2021
						10,000	(8) (9)	115,400

James Richardson	-	(2) (18)	225,000	$26.84	4/15/2021

Peter Boynton	157,000	(1) (2) (19)	-	$9.32	1/7/2020
	4,000	(3) (12)	11,000	$16.50	9/28/2020
	5,156	(7) (8)	17,344	$26.84	4/15/2021

*	Calculated by multiplying the closing price of our common stock on NASDAQ on December 31, 2011, $11.54, by the number of units that had not vested as of December 31, 2011.
1.	Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.
2.
Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

3.
Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

4.
The vesting commencement date of this grant was October 23, 2006. Of this grant, in 2011, Mr. Melo or trusts controlled by him transferred vested options to purchase 75,000 shares to trusts affiliated with Mr. Melo (resulting in options to purchase 18,539 shares being held by the Melo Family 2010 Distribution Trust, 9,936 shares being held by each of three descendants trusts for children of Mr. Melo, and 26,653 shares being held by the Melo Renewal Trust u/a/d April 4, 2011). In addition, in 2011, Mr. Melo transferred vested options to purchase 60,000 shares to the John and Mary Melo Foundation.

5.	The vesting commencement date of this grant was June 3, 2008.
6.	The vesting commencement date of this grant is April 20, 2010.
7.
Options vest at a rate of 1/48th of the original number of shares monthly from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

8.	The vesting commencement date of this grant was January 1, 2011.
9.
Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.

10.	The vesting commencement date of this grant was January 28, 2008.
11.	The vesting commencement date of this grant was March 10, 2010.
12.	The vesting commencement date of this grant was August 1, 2010.
13.	The vesting commencement date of this grant was March 1, 2011.
14.	The vesting commencement date of this grant was December 1, 2009.
15.	The vesting commencement date of this grant is November 6, 2006.
16.	The vesting commencement date of this grant was October 1, 2008.
17.	The vesting commencement date of this grant is October 27, 2009.
18.	The vesting commencement date of this grant is January 31, 2011.
19.	The vesting commencement date of this grant is December 14, 2009.

Option Exercises and Stock Vested During Fiscal 2011

The following table shows information regarding exercise of options and vesting of restricted stock and restricted stock units held by our named executive officers during fiscal 2011:

	Option Awards		Stock Awards
	Number of	Value		Number of	Value
	Shares	Realized		Shares	Realized
	Acquired on	on		Acquired on	on
	Exercise	Exercise		Vesting	Vesting
Name	(#)	($)(1)	Vesting Date	(#)(2)	($)(2)

John Melo	256,270	6,318,144		-	-
Jeryl Hilleman	32,461	759,072	January 28, 2011	425	13,230
			February 28, 2011	424	13,776
			March 28, 2011	424	11,554
			April 28, 2011	424	11,236
			May 28, 2011	424	12,419
			June 28, 2011	424	12,394
			July 28, 2011	424	9,786
			August 28, 2011	424	7,942
			September 28, 2011	424	8,374
			October 28, 2011	424	8,828
			November 28, 2011	424	4,405
			December 28, 2011	424	4,935
Paulo Diniz	-	-		-	-
Mario Portela	20,594	419,432	April 15, 2011	3,301	88,599
Tamara Tompkins	-	-		-	-
James Richardson	-	-		-	-
Peter Boynton	43,000	795,907		-	-

1.	Values realized on exercise are calculated based on the closing price as reported on NASDAQ for our common stock on the date of exercise.
2.
All of the shares attributed to Ms. Hilleman in this column were issued prior to fiscal 2011 upon early exercise (prior to vesting) of options issued to Ms. Hilleman under our 2005 Stock Option/Stock Issuance Plan and are beneficially owned by the Hilleman/Albright Family Trust dated July 24, 1990, of which Ms. Hilleman is a trustee. We retain a lapsing right of repurchase with respect to unvested shares resulting from the exercise of such option, and the vesting shown in the table above reflects the lapse of the repurchase right with respect to the shares vesting on such date. Values realized on vesting for Ms. Hilleman’s shares are calculated based on the closing price as reported on NASDAQ for our common stock on the date the stock vested (or, in cases where stock vested on a non-trading day, the trading day before such vesting date), as follows:

Trading Day	Vesting Date	Closing Price
January 28, 2011	Same	$31.13
February 28, 2011	Same	$32.49
March 28, 2011	Same	$27.25
April 28, 2011	Same	$26.50
May 28, 2011	May 27, 2011	$29.29
June 28, 2011	Same	$29.23
July 28, 2011	Same	$23.08
August 28, 2011	August 26, 2011	$18.73
September 28, 2011	Same	$19.75
October 28, 2011	Same	$20.82
November 28, 2011	Same	$10.39
December 28, 2011	Same	$11.64

The shares attributed to Mr. Portela represent restricted stock units that were fully vested on the date of grant, and the value realized upon such vesting was calculated based on the closing price as reported on NASDAQ for our common stock on the date the units vested, or $26.84. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that may be recognized by Ms. Hilleman or Mr. Portela.

Pension Benefits

None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.

Potential Severance Payments upon Termination and upon Termination Following a Change in Control

Hilleman Separation Agreement

In August 2011, we entered into a separation agreement with Ms. Hilleman. Under the agreement, Ms. Hilleman’s last active day of employment was scheduled to be June 1, 2012 (the “Scheduled Separation Date”), and she would continue to serve as CFO until the earlier of that date or the date that her successor was appointed. If her successor was appointed prior to the Scheduled Separation Date, the agreement contemplated that Ms. Hilleman would continue to perform services to us to facilitate the transition, but would no longer serve as an officer of Amyris. If a successor was not appointed, Ms. Hilleman further agreed to continue serving as CFO up to December 31, 2012 if we so requested. In March 2012, the Board appointed Steven R. Mills as our new CFO, effective May 2, 2012, subject to Mr. Mills commencing his employment with us by that date.

During the transition period, Ms. Hilleman continues to receive her current compensation and vest in her outstanding employee equity awards. We also agreed to pay Ms. Hilleman her full 2011 cash bonus of $100,000 by no later than March 15, 2012. If Ms. Hilleman’s employment is terminated by us without cause prior to the Scheduled Separation Date, subject to her delivery to us of a release of claims, and such release becoming effective, she will also receive a lump sum payment of any unpaid salary that would have been paid to her through the Scheduled Separation Date. We have also agreed to make salary continuation payments in installments over twelve months in the aggregate amount of $360,000 following her actual separation date and her execution of a release.

The agreement with Ms. Hilleman further provides that in addition to the payments described above, if Ms. Hilleman remained employed after December 31, 2011, we would pay Ms. Hilleman a bonus of up to $50,000, adjusted pro rata for her actual period of service through the Scheduled Separation Date. If Ms. Hilleman is terminated without cause before the Scheduled Separation Date, she is entitled to receive the entire $50,000. Furthermore, if Ms. Hilleman is asked to provide services beyond the Scheduled Separation Date and through December 31, 2012, she will be entitled to receive an additional bonus of up to $50,000, adjusted pro rata for her actual period of service. If Ms. Hilleman performs such additional services and is terminated without cause before December 31, 2012, she is entitled to receive the entire additional $50,000. Each of the foregoing bonus payments is subject to Ms. Hilleman delivering the release and allowing it to become effective.

If Ms. Hilleman remains employed through the Scheduled Separation Date (or is terminated without cause before the Scheduled Separation Date) and delivers the release, we will also fully accelerate the vesting and exercisability of Ms. Hilleman’s unvested options outstanding as of her actual separation date under our 2005 Stock Option/Stock Issuance Plan. In addition, if Ms. Hilleman is asked to provide services for any period beyond the Scheduled Separation Date and through December 31, 2012, or is terminated without cause prior to such date, subject to delivery of the release, she will be entitled to acceleration with respect to a portion of her other options.

The following table summarizes the potential payments and benefits payable to Ms. Hilleman upon termination of her employment other than for cause, assuming such termination occurred on December 31, 2011.

				Value of
				Accelerated
	Base	Bonus	COBRA	Options or
Name	Salary($)(1)	Payments($)(2)	Benefits($)(3)	Shares($)(4)
Jeryl Hilleman	510,000	50,000	23,916	346,263

(1)
Includes $360,000 in base salary as severance and pro rata base salary from January 1, 2012 through the Scheduled Separation Date of June 1, 2012 based on termination other than for cause prior to the Scheduled Separation Date.

(2)	Includes $50,000 bonus for termination other than for cause prior to the Scheduled Separation Date.
(3)
The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months from termination of his or her employment with us.

(4)
With respect to outstanding options as of December 31, 2011, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause multiplied by (b) the excess of $11.54, which represents our the closing market price of our common stock on NASDAQ as of December 31, 2011, over the exercise prices of the options. Options with exercise prices higher than $11.54 are excluded from the calculation.

Change in Control Arrangements in Named Executive Officer Terms of Employment

The initial offer letters of Messrs. Melo, Boynton, Diniz, Portela and Richardson and Ms. Tompkins, as amended for Messrs. Melo and Portela and Ms. Tompkins, provide terms of employment that include severance terms. Ms. Hilleman’s offer letter, as amended, also contained severance terms, which were superseded by her separation agreement described above. These terms provide that, if we terminate the employment of the respective named executive officer for any reason other than for cause, he or she will receive severance equal to 12 months of base salary, payable in accordance with our regular payroll practices. These payments will be terminated as of the date of commencement of employment with another employer. In addition, in the event of such termination, the respective named executive officer will receive COBRA benefits until the earlier of (i) 12 months from termination and (ii) commencement of employment with another employer.

We have also agreed that in the event we terminate any of our named executive officers without cause or constructively terminate the employment of any of our named executive officers, in either case within six months of a change of control of Amyris, the terminated individual will receive the benefits described in the preceding paragraph and accelerated vesting of 50% of any unvested shares subject to his or her outstanding options as of the date of termination. For Mr. Melo, we also agreed that, in any event, he would become vested in at least 75% of the shares subject to his options. For illustration, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to Mr. Melo’s options were less than 75% of the total overall shares subject such options, then 75% of the shares subject to his outstanding options would become vested. However, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to his options were more than 75% of the total overall shares subject to such options, then that greater number would apply.

As a condition to receipt of any of the benefits set forth in the preceding two paragraphs, the respective named executive officer must execute a release of claims in our favor and return to us any of our property and confidential information in his or her possession. In addition, to receive his severance and change of control benefits, Mr. Melo must resign from our Board of Directors.

For purposes of the above benefits, a change of control includes (i) any transaction after which our then current stockholders own less than 50% of the voting power of the surviving entity or its parent; (ii) a merger, reorganization or consolidation or other acquisition of Amyris after which our then-current stockholders transfer more than a majority of the voting power of the company; and (iii) a sale of all or substantially all of our assets. Constructive termination means resignation of employment within 120 days after any of the following events, each of which must occur within five months of our change of control, with respect to Mr. Melo, and within six months of our change of control with respect to Messrs. Boynton, Diniz, Richardson and Portela and Ms. Tompkins: a material reduction in responsibilities or base salary (unless the reduction is comparable to and part of a reduction of all executive officers) or a relocation of principal office more than 50 miles from the location of the named executive officer’s office immediately before a change of control. If an event constituting grounds for constructive termination occurs, the respective named executive officer must give us notice of it within 90 days and we have 30 days to remedy the condition caused by that event. Cause is determined by the Board and includes any of the following: (i) failure or refusal to comply in any material respect with any of our policies; (ii) a violation of law or regulation applicable to our business; (iii) conviction or plea of no contest to a felony and in addition, in some instances a misdemeanor involving moral turpitude under the laws of the United States or any state; (iv) fraud or misappropriation of our property; (v) non-performance, non-compliance or interference with the other party’s performance under the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer, (vi) failure to satisfactorily perform duties after having received written notice of such failure and at least 30 days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of employment duties to us.

To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and that officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2011.

				Qualifying Change of Control and Termination
	Qualifying Termination Other Than for			Without Cause or Constructive Termination
	Cause not in Connection with a Change			Within 6 Months Following a Change of
	of Control			Control
			Value of			Value of
			Accelerated			Accelerated
	Base	COBRA	Options or	Base	COBRA	Options or
Name	Salary($)(1)	Benefits($)(1)	Shares($)	Salary($)(1)	Benefits($)(1)	Shares($)(2)

John Melo	500,000	23,916	-	500,000	23,916	305,599
Paulo Diniz	400,000	27,816	-	400,000	27,816	230,800
Mario Portela	400,000	23,916	-	400,000	23,916	288,560
Tamara Tompkins	300,000	23,916	-	300,000	23,916	89,826
James Richardson	325,000	16,165	-	325,000	16,165	-
Peter Boynton	360,000	16,741	-	360,000	16,741	133,200

(1)
The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months from termination of his or her employment with us.

(2)
With respect to outstanding options as of December 31, 2011, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2011, change of control and employment termination, multiplied by (b) the excess of $11.54, which represents our the closing market price of our common stock on NASDAQ as of December 31, 2011, over the exercise price of the options. With respect to unvested shares held by the named executive officer, this amount is equal to (a) the number of unvested shares that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2011, change of control and employment termination, multiplied by (b) $11.54. Options with exercise prices higher than $11.54 are excluded from the calculation.

Agreements with Executives

Other than our separation agreement with Ms. Hilleman, we do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him or her at the time his or her employment with us commenced and that, for Mr. Melo and Mmes. Hilleman and Tompkins, was later amended. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.

See above “Executive Compensation—Potential Severance Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers on a change of control.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers adopted written plans, known as Rule 10b5-1 plans, in 2011 under which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation

Our employee directors, Mr. Melo and Dr. Renninger, have not received any compensation in connection with their service as directors. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus. Dr. Renninger is employed in the capacity of Chief Technical Officer and receives cash compensation and equity awards in such capacity, as determined by our Leadership Development and Compensation Committee. Keith Kinkead Reiling, our former Senior Vice President of Corporate Development, also served as a director during 2011, but did not receive any compensation in connection with his service as a director.

Director Compensation for Fiscal Year 2011

During the fiscal year ended December 31, 2011, our non-employee directors who served during 2011 received the following compensation for their service on the Board:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)(3)(4)	($)(2)(3)(4)	($)

Ralph Alexander	57,500	73,500	502,125	633,125
Philippe Boisseau	40,000	-	-	40,000
John Doerr	44,500	73,500	502,125	620,125
Geoffrey Duyk(5)	22,521	-	442,228	464,749
Samir Kaul	49,979	73,500	502,125	625,604
Arthur Levinson	40,000	73,500	59,897	173,397
Patrick Pichette	60,000	73,500	59,897	193,397
Carole Piwnica	49,000	73,500	502,125	624,625
Fernando de Castro Reinach	40,000	73,500	502,125	615,625

(1)	Reflects board, committee chair and committee retainer fees earned during fiscal 2011, as well as reimbursement of expenses.
(2)
The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not correspond to the actual value that may be recognized by the directors.

(3)	At December 31, 2011, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares and units:

		Outstanding
	Outstanding	Stock
	Options	Awards
	(Shares)	(Units)
Name	(#)	(#)
Ralph Alexander	71,000	3,000
Philippe Boisseau	-	-
John Doerr	26,000	3,000
Geoffrey Duyk	-	-
Samir Kaul	26,000	3,000
Arthur Levinson	146,000	3,000
Patrick Pichette	106,000	3,000
Carole Piwnica	26,000	3,000
Fernando de Castro Reinach	26,000	3,000

(4)
In March 2011, each of our non-employee directors other than Messrs. Boisseau and Pichette and Dr. Levinson received an initial stock option award under our 2010 Equity Incentive Plan because they had not previously received any equity grants from us. (Dr. Levinson and Mr. Pichette have previously received equity awards and Mr. Boisseau waived his initial option grant following approval by the Board and before grant.) In July 2011, each of our non-employee directors other than Mr. Boisseau (and excluding Dr. Duyk, who resigned in May 2011) received an annual stock option award and restricted stock unit award under our 2010 Equity Incentive Plan. Mr. Boisseau declined the annual award prior to approval by the Board. These awards were contemplated by our director compensation program (described in “Narrative to Director Compensation Tables” below). The grant date fair value for these awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes was:

					Grant
					Date Fair
		Number	Number of		Value of
		of Shares	Securities	Exercise	Stock and
		of Stock	Underlying	Price Per	Option
		or Units	Options	Share($)	Awards
Name	Date of Grant	(#)	(#)	($)	($)

Ralph Alexander	3/15/2011		20,000	30.17	442,228
	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
John Doerr	3/15/2011		20,000	30.17	442,228
	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
Geoffrey Duyk	3/15/2011		20,000	30.17	442,228
Samir Kaul	3/15/2011		20,000	30.17	442,228
	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
Arthur Levinson	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
Patrick Pichette	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
Carole Piwnica	3/15/2011		20,000	30.17	442,228
	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500
Fernando de Castro Reinach	3/15/2011		20,000	30.17	442,228
	7/19/2011		6,000	24.50	59,897
	7/19/2011	3,000		-	73,500

(5)
Dr. Duyk resigned from the Board in May 2011 and did not receive the annual equity award grant to outside directors. The fees paid to Dr. Duyk in 2011 represent retainer fees paid to him through his resignation date.

Narrative to Director Compensation Tables

In December 2010, the Board adopted a director compensation program that took effect on January 1, 2011. In February 2012, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012. Under this program, in each case subject to final approval by the Board with respect to equity awards:

●
Each non-employee director receives an annual cash retainer of $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award vests in equal quarterly installments over three years, and the annual option and restricted stock unit awards become fully vested after one year.

●	The chair of the Audit Committee receives an additional annual cash retainer of $15,000.

●	The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of $10,000.

●	The chair of the Nominating and Governance Committee receives an additional annual cash retainer of $9,000.

●
Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair receive an annual retainer of $7,500, $5,000 and $4,500, respectively.

In general, we pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

In March 2012, the Board approved a standard initial award of an option to purchase 20,000 shares of our common stock upon joining the Board to HH Sheikh Abdullah bin Khalifa Al Thani, who joined the Board effective March 15, 2012. This award will vest in annual installments over three years commencing from the date of commencement of His Highness’s service as a director.

Compensation Committee Interlocks and Insider Participation

The members of the Leadership Development and Compensation Committee for fiscal 2011 were Ralph Alexander, Samir Kaul and Patrick Pichette. None of these directors was an officer or employee of Amyris or any of our subsidiaries in fiscal 2011, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during fiscal 2011. Mr. Kaul has a pecuniary interest in his affiliated venture funds and may be deemed to have an interest in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

Transactions with Related Persons

In addition to the compensation arrangements, including employment, termination of employment and change-in-control and indemnification arrangements, discussed, when required, above under “Executive Compensation—Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2011, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds $120,000; and

●
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Acquisition of Draths Corporation Assets

In October 2011, we entered into an asset purchase agreement with Draths Corporation (“Draths”). The consideration we paid to Draths for the assets was 362,319 shares of Company common stock (including 41,408 shares withheld in escrow for up to 18 months to cover certain Draths indemnification obligations) issued in a private placement to Draths, and $2.9 million in cash. Under the asset purchase agreement, we acquired specified assets and assumed specified liabilities. Our director, Mr. Kaul was, at the time of the transaction with Draths, a director of Draths. In addition, affiliates of Khosla Ventures and Mr. Kaul, who beneficially owned more than 5% of the Company’s outstanding common stock at the time of the transaction, owned Preferred Stock of Draths representing approximately 62% of the outstanding preferred stock of Draths and approximately 37% of the fully-diluted capitalization of Draths. Mr. Kaul’s compensation arrangements with Khosla Ventures include a carried interest (a share of any profit realized by Khosla Ventures on its investments when that profit is realized). No such profit was realized with respect to Draths in 2011.

Total Agreements

In November 2011, we entered into an amendment (the “Amendment”) of a Technology License, Development, Research and Collaboration Agreement (the “Collaboration Agreement”) with Total G&P. As of March 15, 2012, Total G&P beneficially owned 11,939,360 shares of the company’s common stock, representing approximately 21.2% of the company’s outstanding common stock (see “Security Ownership of Certain Beneficial Owners and Management” above). In addition, our director, Mr. Boisseau, is President, Supply-Marketing and a member of the Executive Committee of Total S.A., which is an affiliate of Total G&P. In 2011, Mr. Boisseau received employee compensation from Total S.A. and standard cash director compensation from Amyris, but does not otherwise have any pecuniary interest, direct or indirect, in any payments or other amounts paid or received under the Amendment.

The Collaboration Agreement, which we entered into in June 2010, provides that we and Total G&P will identify and develop certain potential products based on our synthetic biology platform and that rights to such products will be licensed, for commercial development, to joint ventures owned by the parties. The Collaboration Agreement provides for Total G&P to pay up to the first $50.0 million in research costs for selected research and development projects once we agree with Total G&P on the product development projects we wish to pursue. The Amendment provides for an exclusive strategic collaboration for the development of renewable diesel products and contemplates that the parties will establish a joint venture (the “JV”) for the production and commercialization of such renewable diesel products on an exclusive, worldwide basis. It also provides that commercialization and production of jet fuel, already under development pursuant to the Collaboration Agreement, would be conducted on an exclusive, worldwide basis through the same JV.

The Amendment also provides the JV with the right to produce and commercialize certain other chemical products on a non-exclusive basis. Under the Amendment, definitive agreements to form the JV must be in place by March 31, 2012 or the renewable diesel program, including any further collaboration payments by Total G&P related to the renewable diesel program, will terminate. The continuation of the renewable diesel program and the formation of the JV are also subject to certain mutual intellectual property due diligence conditions. Under the Amendment, each party retains certain rights to independently produce and sell renewable diesel under specified circumstances subject to paying royalties to the other party.

Total G&P has an option, upon completion of the renewable diesel program, to notify us that it does not wish to pursue production or commercialization of renewable diesel under the Amendment. If Total G&P exercises this right, all of Total G&P’s intellectual property rights that were developed during the renewable diesel program would terminate and would be assigned to us, and we would be obligated pay Total G&P specified royalties based on our net income. Such royalty payments would also include a share of net proceeds received by us from any sale of our renewable diesel business.

Pursuant to the Amendment, Total G&P has agreed to solely fund the following amounts: (i) the first $30 million in research and development costs related to the renewable diesel program which have been incurred since August 1, 2011, which amount shall be in addition to the $50 million in research and development funding contemplated by the Collaboration Agreement, and (ii) for any research and development costs incurred following the JV formation date that are not covered by the initial $30 million, an additional $10 million in 2012 and up to an additional $10 million in 2013, which amounts will be considered part of the $50 million contemplated by the Collaboration Agreement. In addition to these payments, Total G&P has further agreed to fund 50% of all remaining research and development costs for the renewable diesel program under the Amendment.

Private Placement Financings

In February 2012, we sold an aggregate of 10,160,325 shares of our common stock to various investors for an aggregate purchase price of approximately $58.7 million. Although none of our executive officers or directors purchased such common stock directly, entities affiliated with certain directors did participate. Biolding, an affiliate of our director, HH Sheikh Abdullah bin Khalifa Al Thani, purchased shares in the offering. Furthermore, pursuant to a letter agreement with Biolding, HH Sheikh Abdullah bin Khalifa Al Thani was appointed to the Board in March 2012. In addition, Total G&P and Maxwell, each a beneficial owner of more than 5% of our outstanding common stock at the time of the transaction and, in the case of Total G&P, an affiliate of our existing director, Mr. Boisseau, purchased shares of our common stock in the offering. Finally, entities affiliated with our existing directors, Mr. Doerr and Dr. Reinach, and an entity that designated our existing director, Ms. Piwnica, to serve on our Board, purchased shares of our common stock in the offering. The terms of these purchases were the same as those made to the other investors in the offering. The following table shows the common stock purchased or deemed to be purchased by our executive officers, directors and holders of more than 5% of our outstanding common stock at the time of the transaction:

	Shares of	Aggregate
Name	Common Stock (#)	Purchase Price($)
Biolding Investment SA(1)	2,595,155	14,999,995.90
Foris Ventures, LLC(2)	865,051	4,999,994.78
Naxyris SA(3)	1,730,103	9,999,995.34
Maxwell (Mauritius) Pte Ltd	2,595,155	14,999,995.90
Saulk Capital Ltd(4)	86,505	499,998.90
Total Gas & Power USA, SAS(5)	2,288,356	13,226,697.68

(1)
HH Sheikh Abdullah bin Khalifa Al Thani indirectly owns Biolding. His Highness was designated to serve on our Board under an agreement with Biolding as described above under “Proposal 1 – Election of Directors — Arrangements Concerning Selection of Directors” and is deemed to beneficially own the shares acquired by such entity.

(2)	Mr. Doerr indirectly owns Foris Ventures, LLC and is deemed to beneficially own the shares acquired by such entity.
(3)
Ms. Piwnica was designated to serve on our Board under an agreement with Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, as described above under “Proposal 1 – Election of Directors — Arrangements Concerning Selection of Directors.”

(4)
Dr. Reinach is the sole director of Saulk Capital Ltd. Dr. Reinach was designated to serve on our Board under an agreement with Saulk Capital Ltd as described above under “Proposal 1 – Election of Directors — Arrangements Concerning Selection of Directors” and is deemed to beneficially own the shares acquired by such entity.

(5)
Philippe Boisseau, one of our directors, is President, Supply-Marketing and a member of the Executive Committee of Total S.A., the ultimate parent company of Total G&P, and is deemed to beneficially own the shares owned by Total G&P.

In connection with the above transaction, we entered into an agreement with all of the above investors other than Total Gas & Power USA, SAS that included a commitment on the part of Biolding to purchase additional shares of our common stock for an additional $15 million upon satisfaction by us of criteria associated with the commissioning of our Paraíso Bioenergia SA production plant in Brazil by March 2013. Additionally, the agreement granted (i) to each of Biolding, Naxyris SA and Maxwell the right to designate a director to serve on the Board and (ii) to each of Biolding, Naxyris SA, Maxwell and Sualk Capital Ltd. certain rights to invest in existing and future joint ventures established by us and a right of first investment in certain future transactions involving the sale of the our securities or other capital raising efforts by us.

In connection with the Private Placement, we also entered into Amendment No. 1 to Amended and Restated Investors’ Rights Agreement (“Rights Agreement Amendment” and the underlying agreement, as amended, the “Rights Agreement”). Under the Rights Agreement, certain holders of our outstanding securities can request the filing of a registration statement under the Securities Act, covering the shares of common stock held by (or issued upon conversion of other Amyris securities held by) the requesting holders. Further, under the Rights Agreement, if we register securities for public sale, our stockholders with registration rights under the Rights Agreement have the right to include their shares of common stock in the registration statement. Additionally, holders of our outstanding securities with registration rights under the Rights Agreement can request that we register all or a portion of their common stock on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000. The Rights Agreement Amendment extended such rights under the Rights Agreement to the purchasers above who were not already party to the Rights Agreement and extended the term of the Rights Agreement to February 23, 2017.

In addition, in February 2012, we completed the closing of a sale of senior unsecured convertible promissory notes (the “Note Offering”) for net proceeds of $25 million pursuant to a securities purchase agreement with certain investment funds affiliated with Fidelity Investments Institutional Services Company, Inc. (“Fidelity”). At the time of the transaction, entities affiliated with Fidelity, including certain entities participating in the Note Offering, collectively beneficially owned more than 5% of our outstanding common stock. The Note Offering consisted of the sale of 3% senior unsecured convertible promissory notes with a March 1, 2017 maturity date and a conversion price equal to $7.0682 per share of common stock, which represents an 18% premium over the consolidated closing bid price of our common stock on NASDAQ on February 24, 2012, the day we entered into the securities purchase agreement. As of the closing of the Note Offering, the notes were convertible into an aggregate of up to 3,536,968 shares of our common stock. The conversion price of the notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. The note purchasers have a right to require repayment of 101% of the principal amount of the notes in the event of a change of control of Amyris and the notes provide for payment of unpaid interest on conversion following such a change of control if the note holders do not require such repayment. The securities purchase agreement and notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

In connection with the Note Offering, we entered into a registration rights agreement with the note purchasers. Under this agreement, we were obligated to file a registration statement on Form S-3 with the SEC registering the resale of all of the shares of our common stock issuable upon conversion of the Notes within 20 days following the closing of the Note Offering. This registration statement on Form S-3 was filed on March 9, 2012, within the 20 day requirement. In addition, we are obligated to have the registration statement declared effective by the SEC by the date that is 90 days after the closing of the Notes Offering (or, in the event the SEC reviews and has comments on the registration statement, the 120th calendar day following the closing of the note offering). In the event the registration statement is not declared effective within the foregoing time frame, we will be required to make certain monthly payments to the note purchasers.

Indemnification Arrangements

Please see “Executive Compensation—Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Investors’ Rights Agreement

Please see “Transactions with Related Persons—Private Placement Financings” for information on the Rights Agreement and a registration rights agreement with certain entities affiliated with our directors or with holders of 10% or more of our outstanding common stock.

Related Person Transaction Policy

Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

Available Information

We will provide to any stockholder entitled to vote at our 2012 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2011 filed with the SEC on February 28, 2011, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations, attention Erica Mannion or Paul Cox, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Incorporation by Reference

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on February 28, 2012: (1) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (2) Item 8 entitled “Financial Statements and Supplementary Data.”

Stockholder Proposals to be Presented at Next Annual Meeting

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2013, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 13, 2012. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March 10, 2013 nor earlier than February 8, 2013.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Tamara Tompkins
EVP, General Counsel and Secretary

Emeryville, California
April ____, 2012

Appendix A

AMYRIS, INC.

2010 EQUITY INCENTIVE PLAN

1.            PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2.            SHARES SUBJECT TO THE PLAN.

2.1            Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 4,200,000 Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2003 Stock Option Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options granted under the Prior Plan that cease to be subject to such stock options after the Effective Date and (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited and (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price.

2.2            Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3            Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4            Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be increased on January 1 of each of the calendar years that commence following the Effective Date by the lesser of five (5%) percent of the number of Shares issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board or the Committee.

2.5            Limitations. No more than thirty (30,000,000) million Shares shall be issued pursuant to the exercise of ISOs.

1

2.6            Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1 and 2.4 (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5 and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.            ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than one (1,000,000) million Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of two (2,000,000) million Shares in the calendar year in which they commence their employment.

4.            ADMINISTRATION.

4.1            Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a)            construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)            prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)            select persons to receive Awards;

(d)           determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)            determine the number of Shares or other consideration subject to Awards;

(f)            determine the Fair Market Value in good faith, if necessary;

2

(g)           determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h)           grant waivers of Plan or Award conditions;

(i)            determine the vesting, exercisability and payment of Awards;

(j)            correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)           determine whether an Award has been earned;

(l)            determine the terms and conditions of any, and to institute any Exchange Program;

(m)           reduce or waive any criteria with respect to Performance Factors;

(n)           adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o)            make all other determinations necessary or advisable for the administration of this Plan.

4.2            Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3            Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

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4.4           Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5.            OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1            Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2            Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3            Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4            Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company. The Exercise Price of a NQSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

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5.5            Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6            Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a)            If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

(b)            If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, but in any event no later than the expiration date of the Options.

(c)            If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

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(d)            If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options.

5.7            Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8            Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9            Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

6.            RESTRICTED STOCK AWARDS.

6.1            Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2            Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3            Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

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6.4            Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5            Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7.            STOCK BONUS AWARDS.

7.1            Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2            Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3            Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4            Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8.            STOCK APPRECIATION RIGHTS.

8.1            Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

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8.2            Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3            Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4            Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5            Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.            RESTRICTED STOCK UNITS.

9.1            Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

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9.2            Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3            Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4            Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10.          PERFORMANCE AWARDS.

10.1          Performance Awards. A Performance Award is an award to a Participant of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2          Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance shall be settled; (d) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period and; (y) select from among the Performance Factors to be used. Prior to settlement, the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

10.3          Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable (Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.

10.4          Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

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11.          PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)          by cancellation of indebtedness of the Company to the Participant;

(b)         by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)          by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d)          by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)          by any combination of the foregoing; or

(f)          by any other method of payment as is permitted by applicable law.

12.          GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1          Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2          Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3          Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13.          WITHHOLDING TAXES.

13.1          Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2          Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

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14.          TRANSFERABILITY.

14.1          Transfer Generally. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.2          Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14(b) and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15.          PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1          Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2          Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.          CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

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17.          ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.          REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (i) reprice Options or SARS (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARS, the consent of the affected Participants is not required provided written notice is provided to them), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.          SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.          NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

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21.          CORPORATE TRANSACTIONS.

21.1          Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2          Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

21.3          Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.          ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.          TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24.          AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

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25.          NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.          INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27.          DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Common Stock” means the common stock of the Company.

“Company” means AMYRIS BIOTECHNOLOGIES, INC., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

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“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” means the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)          if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(b)          if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

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(c)          in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d)          if none of the foregoing is applicable, by the Board or the Committee in good faith.

 “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

 (a)          Profit Before Tax;

 (b)          Billings;

 (c)          Revenue;

 (d)          Net revenue;

 (e)          Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

 (f)           Operating income;

 (g)          Operating margin;

 (h)          Operating profit;

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(i)	Controllable operating profit, or net operating profit;

(j)	Net Profit;

(k)	Gross margin;

(l)	Operating expenses or operating expenses as a percentage of revenue;

(m)	Net income;

(n)	Earnings per share;

(o)	Total stockholder return;

(p)	Market share;

(q)	Return on assets or net assets;

(r)	The Company’s stock price;

(s)	Growth in stockholder value relative to a pre-determined index;

(t)	Return on equity;

(u)	Return on invested capital;

(v)	Cash Flow (including free cash flow or operating cash flows)

(w)	Cash conversion cycle;

(x)	Economic value added; and

(y)	Individual confidential business objectives;

(z)	Contract awards or backlog;

(aa)	Overhead or other expense reduction;

(bb)	Credit rating;

(cc)	Strategic plan development and implementation;

(dd)	Succession plan development and implementation;

(ee)	Improvement in workforce diversity;

(ff)	Customer indicators;

(gg)	New product invention or innovation;

(hh)	Attainment of research and development milestones;

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 (ii)          Improvements in productivity;

 (jj)          Attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means a performance share bonus granted as a Performance Award.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests

“Plan” means this Amyris Biotechnologies, Inc. 2010 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

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Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/amrs
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 23, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 23, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR all Proposals.

The Board of Directors recommends a vote FOR all of the following nominees.
1.	Election of the three Class II directors nominated by the Board of Directors to serve on the Board of Directors for a three-year term.	01 Ralph Alexander	☐	Vote FOR all nominees	☐ Vote WITHHELD
		02 John Melo		(except as marked)	from all nominees
03 Patrick Pichette

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal.
2.
Approval of a one-time stock option re-pricing program under which employees with eligible stock options (excluding the company’s executive officers and members of the Board of Directors) would receive a one-time reduction in the exercise price for such options to $16.00 per share.
☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following proposal.
3.	Re-approval of the company’s 2010 Equity Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code.				☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following proposal.
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.				☐ For ☐ Against ☐ Abstain

Address Change? Mark box, sign, and indicate changes below: ☐					Date ________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMYRIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2012
9:00 a.m. Pacific Time

5885 Hollis Street
Suite 100
Emeryville, California

Important Notice Regarding the Availability of Proxy Materials fort he Annual Meeting of Stockholders to be held May 24, 2012. The Proxy Statement and our 2011 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2012 proxy

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC.

The signer of this proxy hereby appoints John Melo and Tamara Tompkins, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Thursday, May 24, 2012 at 9:00 a.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all the nominees listed on the reverse side for the Board of Directors, and FOR Proposals 2, 3 and 4.

See reverse for voting instructions.